Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

S2 SYSTEMS, INC.

and

TRANSACTION SYSTEMS ARCHITECTS, INC.

Dated as of June 29, 2005

Exhibits

Exhibit A -	Assignment and Assumption Agreement

Exhibit B -	Assignment and Bill of Sale

Exhibit C -	Assumption Agreement

Exhibit D -	Business Products

Exhibit E -	Management Non-Compete Agreement

Exhibit F -	Director Non-Compete Agreement

Exhibit G -	Customer Services Agreement

Exhibit H -	Escrow Agreement

Exhibit I -	Heathrow License

Exhibits J-1 through J-3 - Local Agreements

Exhibit K -	Specified Projects

Exhibit L -	Transition Services Agreement

Seller Disclosure Schedule

Section 1.1 (a) -	Cobra Project

Section 1.1(b) -	Hawaii Project

Section 1.1(c) -	Pre-Closing Environmental Liabilities

Section 1.1(d) -	Thailand Project

Section 1.3(j) -	Seller’s Knowledge

Section 1.3(k) -	Buyer’s Knowledge

Section 2.1(c) -	Assumed Leased Property

Section 2.1(e) -	Assumed Contracts

Section 2.1(n) -	Other Assets to Be Acquired

Section 2.2(a) -	Excluded Contracts

Section 2.2(h) -	Net Cash Recoveries for Pre-Paid Expenses

Section 2.3(a) -	Other Liabilities to Be Assumed

Section 2.6(a) -	Accounting Methodologies

Section 2.11(g) -	Executives to Execute Management Non-Compete Agreement

Section 2.11(h) -	Directors to Execute Director Non-Compete Agreement

Section 3.2 -	Capitalization and Structure

Section 3.3(c)(ii) -	Authority; Non-Contravention; Approvals - Violations

Section 3.3(d) -	Authority; Non-Contravention; Approvals - Required Consents

Section 3.4 -	Financial Statements

Section 3.7(a) -	Tax Matters - Tax Returns

Section 3.7(d) -	Tax Matters - Governmental Authority Closing Agreements and Tax Rulings

Section 3.8(a) -	ERISA and Employee Benefits - Seller Plans

Section 3.9(a) -	Employment Matters - Employees and Compensation

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Section 3.9(c) -	Employment Matters - Employment Actions

Section 3.9(e) -	Employment Matters - Employment Termination Payments

Section 3.9(f) -	Employment Matters - IRCA Matters

Section 3.10 -	Labor Relations - Proceedings and Non-Compliance

Section 3.11 -	Litigation

Section 3.12(b) -	Business Permits

Section 3.13 -	Title to Assets; Encumbrances

Section 3.15 -	Transactions with Affiliates

Section 3.16 -	Insurance

Section 3.17 -	Contracts - List of Contracts

Section 3.17(b) -	Contracts - Renegotiations of Assumed Contracts

Section 3.18 -	Tangible Property

Section 3.19(a) -	Intellectual Property - Registered Intellectual Property Rights

Section 3.19(b) -	Intellectual Property - Proceedings

Section 3.19(f) -	Intellectual Property - Products/Services Containing Open Source Software

Section 3.19(k) -	Intellectual Property - Copy of Seller’s Proprietary Information, Confidentiality and Assignment Agreement

Section 3.20(a) -	Real Property - Leased Real Property

Section 3.20(b) -	Real Property - Enforceability and Consent

Section 3.23 -	Product and Service Warranties; Defects; Returns; Recalls

Section 3.24 -	Customers

Section 3.25 -	Suppliers

Section 5.1 -	Conduct of Business

Section 5.1(i) -	Conduct of Business - Employee Terminations

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Section 5.4(g) -	Individuals to Sign Seller’s Standard Intellectual Property Assignment and Confidentiality Agreement

Section 5.8 -	Use of Name and Trademarks

Section 5.13 -	Business Employees

Section 5.18 -	New Leased Properties

Section 6.2(d) -	Required Consents

Section 6.2(g) -	Individuals Required to Deliver Employment and Non-Competition Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2005 by and between S2 SYSTEMS, INC., a Delaware corporation (“Seller”), and TRANSACTION SYSTEMS ARCHITECTS, INC., a Delaware corporation (“Buyer”).

BACKGROUND

A.                                   Seller and the Seller Subsidiaries (as defined herein) are engaged in the Business (as defined herein).

B.                                     The Business is composed of certain assets and liabilities that are currently owned or leased by Seller and the Seller Subsidiaries or in respect of which Seller and the Seller Subsidiaries are currently obligated, as the case may be.

C.                                     Seller and certain of the Seller Subsidiaries desire to sell, transfer and assign to Buyer or one or more certain designated Subsidiaries (as defined herein) of Buyer, and Buyer desires to purchase (or cause one or more certain designated Subsidiaries of Buyer to purchase) from Seller and such Seller Subsidiaries, the Acquired Assets (as defined herein), and Buyer is willing to assume (or cause one or more certain designated Subsidiaries of Buyer to assume) the Assumed Liabilities (as defined herein), in each case as more fully described and upon the terms and subject to the conditions set forth herein.

D.                                    Seller and/or the Selling Subsidiaries (as defined herein), on one hand, and Buyer, on the other hand, desire to enter into each Assignment and Bill of Sale, each Assignment and Assumption Agreement, the Assumption Agreement, the Assignments of Trademarks, each Lease Assignment and Assumption Agreement, the Heathrow License, the Escrow Agreement, each Local Agreement, the Customer Services Agreement and the Transition Services Agreement (each as hereinafter defined and collectively, the “Collateral Agreements”).

STATEMENT OF AGREEMENT

The parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                                 Definitions.

(a)                                  As used in this Agreement, the following terms shall have the following meanings:

“Acquired Business” means the Business conducted by Seller and the Selling Subsidiaries.

“Action” means any civil, criminal or administrative actions, suits, demands, claims, charges, citations, complaints, reexaminations, oppositions, interferences, decrees, injunctions, arbitrations, mediations, hearings, notices of violation, investigations, proceedings or demand letters.

“Active Customer Contracts” means customer Contracts under which Seller or any Seller Subsidiary has recognized revenue in the 12 months prior to the date hereof.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that Baker Communications Fund, L.P. and its Affiliates (other than Seller and the Seller Subsidiaries), including their general partner and limited partners and any other portfolio company in which they may have an investment, shall be deemed not to be Affiliates of Seller or the Seller Subsidiaries.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means, other than with respect to the Assigned Intellectual Property or the Registered Intellectual Property Rights, possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assigned Intellectual Property” means the Owned IP and the Controlled IP.

“Assignment and Assumption Agreement” means each agreement substantially in the form attached hereto as Exhibit A.

“Assignment and Bill of Sale” means each agreement in substantially the form attached hereto as Exhibit B.

“Assignment of Trademarks” means one or more assignments of trademarks in a form reasonably acceptable to Buyer.

“Assumption Agreement” means the agreement substantially in the form attached hereto as Exhibit C.

“Balance Sheet” means the most recent balance sheet included in the Financial Statements.

“Business” means the business conducted by Seller and the Seller Subsidiaries as of the date hereof and as of the Closing Date, including the research, design, development, manufacture, distribution, license and sale of the Business Products (including any enhancements, derivatives, modifications, evolutions or combinations of or with a Business Product) and other software, firmware and/or hardware usable in connection therewith, and the Business Services.

“Business Day” means any day other than a Saturday, Sunday or a statutory or civic holiday in the State of New York.

“Business Material Adverse Effect” means any material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of the Acquired Business, Acquired Assets or Assumed Liabilities or (ii) the ability of the parties to perform their obligations under this Agreement or any Collateral Agreement in a timely manner or to consummate the transactions contemplated by this Agreement or the Collateral Agreements without material delay, but excluding, in the case of clause (i) above, any material adverse effect resulting from general economic conditions or economic conditions affecting the software industry generally.  In determining whether there has been a Business Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects, and any event, circumstance, change or effect that reasonably could be expected to result in a Business Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Business Material Adverse Effect.

“Business Products” means all of the products manufactured, distributed, licensed or sold by or on behalf of the Business, which are identified on Exhibit D.

“Business Records” means all files, documents, ledgers, instruments, papers, books and records and similar information (whether in paper, digital or other tangible or intangible form) that are used or held for use in, or necessary for the conduct of, the Acquired Business, the Acquired Assets or the Assumed Liabilities, including all technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, mailing lists, warranty information, catalogs, advertising materials, brochures, standard forms of documents, product testing reports, manuals, engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, customer lists and lists of suppliers, but excluding any financial records and any Tax records.

“Business Services” means all of the services sold by or on behalf of the Business, in connection with the distribution, license or sale of the Business Products or otherwise.

“Buyer Material Adverse Effect” means a material adverse effect on the enforceability of Buyer’s obligations under this Agreement or the Collateral Agreements or Buyer’s ability to perform its obligations under this Agreement or the Collateral Agreements in a timely manner or to consummate the transactions contemplated by this Agreement or the Collateral Agreements without material delay.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Cleanup” means all actions to: (i) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, that in any such case are reasonably determined by the Person taking the actions to be required under any applicable Environmental Law or reasonably determined to be desirable in order to mitigate or avoid liability under any such Law.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing actually occurs.

“Cobra Project” means the project described on Section 1.1(a) of the Seller Disclosure Schedule.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Completed Project” means any Specified Project that is completed by Buyer or its Affiliates and finally accepted by the applicable customer.

“Contingent Payment Contracts” means the Cobra Project, the Hawaii Project and the Thailand Project.

“Contracts” means all contracts, agreements, leases, subleases, licenses, supply contracts, purchase orders, sales orders, and other instruments, commitments, obligations, arrangements or understandings, whether written or oral.

“Controlled IP” means all Intellectual Property and Intellectual Property Rights for which Seller or any Seller Subsidiary has the right to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with, or the rights of, any third party.

“Customer Services Agreement” means the agreement substantially in the form attached hereto as Exhibit G.

“Director Non-Compete Agreement” means each agreement substantially in the form attached hereto as Exhibit F.

“Dormant Customer Contracts” means customer Contracts, other than Active Customer Contracts, that have not expired or been terminated.

“Dubai Lease” means that certain Standard Lease No. 739 dated July 5, 2001 by and between Dubai Internet City and S2 Systems International Ltd. for the property described in item 6 on Section 3.20(a) of the Seller Disclosure Schedule.

“Employee Information” means the data relating to the Business Employees and any records (including performance reviews) that are reasonably necessary to manage the Transferred Employees after the Closing; provided, however, that Seller shall not be required to produce such records where doing so could reasonably be expected to result in liability to Seller or the applicable Selling Subsidiary or in a violation of any Law.

“Encumbrances” means any and all liens, claims, charges, security interests, mortgages, easements, covenants, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Claim” means any claim, action, cause of action, investigation, demand, letter, request for information or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release of any Hazardous Substance or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any international, supranational, national, provincial, regional, federal, state, municipal or local Law, regulation, order, judgment, decree, authorization, opinion or other legally binding requirement relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, Release or management of, or other activities with respect to, Hazardous Substances, including CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.

§ 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., in each case as in effect from time to time prior to, on and after the Closing.

“Environmental Permit” means any Permit under or issued pursuant to any Environmental Law.

“Equipment” means hardware (including computers), office equipment and telecommunications equipment and the peripherals and cables thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person required at any particular time to be aggregated with any of Seller or any Seller Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agreement” means the agreement substantially in the form attached hereto as Exhibit H.

“Escrow Amount” means the sum of the Project Completion Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds” means the Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income accrued thereon.

“Financial Statements” means the consolidated audited balance sheet of Seller for each of the three fiscal years of Seller ended as of March 31, 2004, 2003 and 2002 and the related audited statements of income, cash flows and stockholders’ equity for the periods then ended, together with the notes thereto, and the unaudited consolidated balance sheet of Seller for the fiscal year of Seller ended as of March 31, 2005 and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the period then ended.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any decision, ruling, order, charge, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“GST” means the goods and services tax or similar value added tax levied or imposed in Australia under A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any replacement or subsequent similar tax.

“Hawaii Project” means the project described in Section 1.1(b) of the Seller Disclosure Schedule.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, toxic mold and other harmful biological agents, asbestos or asbestos-containing products or materials, chloroflourocarbon, hydroflourocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning.

“Heathrow Lease” means that certain Lease dated as of January 31, 2001 by and among Orbit Developments (Southern) Limited, S2 Systems International Limited and S2 Systems, Inc. for the property described as item 2 on Section 3.20(a) of the Seller Disclosure Schedule.

“Heathrow License” means the agreement substantially in the form attached hereto as Exhibit I.

“Indemnified Party” means any Person claiming indemnification under any provision of ARTICLE 7.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 7.

“Indemnity Escrow Amount” means Five Million U.S. Dollars (US$5,000,000).

“Intellectual Property” means any or all of the following:  (i) works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, designs, documentations, records, data and maskworks; (ii) inventions (whether or not patentable and whether or not reduced to practice), improvements and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any medium.

“Intellectual Property Rights” means worldwide common law and statutory rights associated with (i) domestic and foreign patents, patent applications, patent rights and patent disclosures; (ii) copyrights, copyright registrations and copyright applications and “moral” rights; (iii) rights in maskworks and applications therefor; (iv) the protection of trade and industrial secrets and confidential information; (v) registered and unregistered trademarks, trade names and service marks, applications therefor, and all goodwill associated therewith; (vi) analogous rights to those set forth above; (vii) divisionals, continuations, continuation-in-part, renewals, reissuances, reexaminations, revisions and extensions of the foregoing (as applicable); and (viii) all other proprietary rights relating to Intellectual Property throughout the world.

“Interim Project Settlement Date” means the date that is 15 months after the Closing Date.

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable U.S. or foreign, supranational, national, federal, state, provincial, local or common law, act, statute, ordinance, regulation, rule or code promulgated by a Governmental Authority and any Governmental Order.

“Lease Assignment and Assumption Agreement” means a lease assignment and assumption agreement in a form reasonably acceptable to each of Seller and Buyer.

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on-or off-balance sheet, including those arising under any Law or Action and those arising under any Contract or undertaking or otherwise.

“Local Agreements” means the agreements necessary to give effect to the transactions hereunder in certain of the foreign jurisdictions in which the Acquired Business is conducted, materially in the form and substance set forth on Exhibits J-1 through J-3, with such changes as are reasonably agreed to by Buyer and Seller.

“Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses (including loss of value), demands, judgments, awards, settlements, taxes, actions, obligations, costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of litigation or other Actions or of any default or assessment).

“Management Non-Compete Agreement” means the agreement substantially in the form attached hereto as Exhibit E.

“Owned IP” means all Intellectual Property and Intellectual Property Rights that are owned by Seller or any Seller Subsidiary.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, identification number, certificate or authorization by or of any Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Environmental Liabilities” means all Losses asserted against, resulting to, imposed on or incurred by Buyer or its Affiliates in connection with:  (i) any actual or alleged Release, threatened Release or presence of any Hazardous Substance prior to the Closing on or from or affecting any of the Leased Real Property; (ii) any actual or alleged violation of any Environmental Law prior to the Closing by Seller or any Seller Subsidiary or in connection with the Business by any other Person; (iii) any Environmental Claim made by any Person that relates to or is based upon the operation of the Business prior to the Closing, to any act or omission of Seller or any Seller Subsidiary prior to the Closing, or to any condition of the Leased Real Property that existed prior to the Closing, including Environmental Claims based on indemnities or other contractual undertakings; and (iv) the matters listed in Section 1.1(c) of the Seller Disclosure Schedule.

“Project Completion Costs” mean Buyer’s or its Affiliates’ aggregate costs (equal to hourly rates, which hourly rates shall be determined in a manner consistent with Buyer’s and its Subsidiaries’ practices in determining the hourly rates for their other material customers at the time, multiplied by time incurred) incurred to obtain the customer’s final acceptance under any Completed Project.

“Project Completion Escrow Amount” means Three Million U.S. Dollars (US$3,000,000).

“Project Completion Losses” means the aggregate amount, if any, by which Project Completion Costs exceed Project Completion Revenues as finally determined in accordance with Section 2.13, Section 9.8 or both.

“Project Completion Revenues” means Buyer’s or its Affiliates aggregate cash collected under any Completed Project.

“Project Completion Settlement Date” means the date on which every Specified Project has become a Completed Project or has otherwise been terminated.

“Project Period” means the period between the Closing Date and the Interim Project Settlement Date, if any; the period between the Interim Project Settlement Date and the Project Completion Settlement Date, if there is an Interim Project Settlement Date; and the date between the Closing Date and the Project Completion Settlement Date, if there is no Interim Project Settlement Date.

“Registered Intellectual Property Rights” means any Assigned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, including any of the following: (a) issued patents and patent applications; (b) trademark registrations and applications; and (c) copyright registrations and applications.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) and any condition that results in the exposure of a Person to a Hazardous Substance.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives.

“Seller Material Adverse Effect” means a material adverse effect on the enforceability of Seller’s obligations under this Agreement or Seller’s or the Selling Subsidiaries’ obligations under the Collateral Agreements or Seller’s ability to perform its obligations under this Agreement or Seller’s or the Selling Subsidiaries’ ability to perform their respective obligations under the Collateral Agreements in a timely manner or to consummate the transactions contemplated by this Agreement or the Collateral Agreements without material delay.

“Seller Plan” means a Plan that Seller or any Seller Subsidiary, or any ERISA Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have Liability under or is otherwise a party to, or that otherwise provides benefits for current or former employees, directors, officers, stockholders, consultants or independent contractors (or their dependents and beneficiaries) of Seller or any Selling Subsidiary providing service in the conduct of the Acquired Business, on the date hereof or at any time subsequent thereto and on or prior to the Closing Date and, in the case of a Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement.

“Seller Subsidiaries” means each direct and indirect Subsidiary of Seller.

“Selling Subsidiaries” means each Seller Subsidiary that owns, licenses or otherwise possesses any rights with respect to any of the Acquired Assets or any of the Assumed Liabilities.

“Specified Projects” means those projects identified on Exhibit K, as defined by any statements of work under such projects as of the Closing Date and any reasonably foreseeable amendments to such statements of work or reasonably foreseeable additional statements of work, in each case, as reasonably required to complete any Specified Project.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner, or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries

“Tangible Property” means all machinery, tools, Equipment, fixtures, vehicles, spare parts, storage devices, office supplies, computers, servers and other tangible personal property (other than Corporate Calling Cards), in each case whether owned or leased, that is used or held for use in, or necessary for the conduct of, the Business.

“Tax” and “Taxes” means any federal, state, local or foreign income, gross receipts, employment, payroll, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, VAT, GST, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether computed on a separate or consolidated, unitary or combined basis or in any other manner), and any liability under Treas. Reg. § 1.1502-6 or a similar provision of state, local or foreign law, in each case, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement that relates to Taxes and is required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Settlement Escrow” means an escrow account to be established to hold that portion of the Tax Settlement Amount subject to a Dispute, if any.

“Thailand Project” means the project described on Section 1.1(d) of the Seller Disclosure Schedule.

“Transition Services Agreement” means the agreement substantially in the form attached hereto as Exhibit L.

“U.S. Dollars” or “US $” means the lawful currency of the United States of America.

“VAT” means any value added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EEC Directive 77/388/EEC.

“Working Capital” means accounts receivable; minus accounts payable due as of a date less than 60 days after the Closing Date; minus accrued compensation, benefits and payroll taxes; and minus other current liabilities (other than Excluded Liabilities).

1.2                                 Additional Defined Terms.  Other terms defined are in the other parts of this Agreement indicated below:

“AAA”.................................................................................................9.8(a)
“Acquired Assets”...................................................................................2.1
“Acquisition Proposal”...........................................................................5.5
“Agreement”..................................................................................Preamble
“Allocation Schedule”........................................................................5.7(f)
“Arbitration Panel”............................................................................9.8(a)
“Assumed Contracts”.........................................................................2.1(e)
“Assumed Leased Property”...............................................................2.1(c)
“Assumed Liabilities”.........................................................................2.3(a)
“Business Employees”......................................................................5.13(a)
“Business Permits”...........................................................................3.12(b)
“Buyer”..........................................................................................Preamble
“Buyer Benefit Plans”......................................................................5.13(d)
“Buyer Indemnified Parties”..................................................................7.2
“Closing Date Working Capital”.......................................................2.6(b)
“Closing Date Working Capital Statement”......................................2.6(b)
“Closing Payment”.............................................................................2.5(a)
“Collateral Agreements”..........................................................Background
“Collected Revenues”.........................................................................2.7(a)
“Competing Portion”..........................................................................5.9(b)
“Competitive Activities”......................................................................5.9(a)
“Competitive Products”......................................................................5.9(a)
“Confidentiality Agreement”.............................................................5.3(a)
“Contingent Payment”.......................................................................2.7(d)
“Customers”..........................................................................................3.24
“Deductible Amount”.............................................................................7.5
“Dispute”.............................................................................................9.8(a)
“Dispute Notice”.................................................................................2.6(c)
“Employees”.......................................................................................3.9(a)

“Excluded Assets”...................................................................................2.2
“Excluded Contracts”.........................................................................2.2(a)
“Excluded Liabilities”.............................................................................2.4
“Excluded Representations”..............................................................7.1(a)
“Final Closing Date Working Capital”.............................................2.6(e)
“Indemnity Amount”..............................................................................7.5
“Interim Project Settlement Date”...................................................2.13(b)
“IP Contracts”..................................................................................3.17(a)
“IRCA”................................................................................................3.9(f)
“Leased Real Property”....................................................................3.20(a)
“Name”....................................................................................................5.8
“New Leased Property”.........................................................................5.18
“Nonassignable Assets”....................................................................5.10(a)
“Pre-Closing Employment Related Liabilities”...............................5.13(b)
“Preliminary Closing Date Working Capital Statement”.................2.6(a)
“Project Completion Losses Dispute Notice”..................................2.13(c)
“Project Completion Schedule”.......................................................2.13(b)
“Project Completion Settlement Date”............................................2.13(b)
“Purchase Price”................................................................................2.5(a)
“Registration Offices”......................................................................3.19(b)
“Required Consents”..........................................................................3.3(d)
“Revenue Dispute Notice”..................................................................2.7(b)
“Reviewing Accountant”....................................................................2.6(d)
“Seller”..........................................................................................Preamble
“Seller Disclosure Schedule”..................................................ARTICLE 3
“Seller Indemnified Parties”..................................................................7.3
“Set-Off Amount”...............................................................................2.7(h)
“Suppliers”............................................................................................3.25
“Statement of Revenues”....................................................................2.7(a)
“Terminal Payment”...........................................................................2.7(e)
“Transfer Taxes”................................................................................5.7(b)
“Transferred Employees”.................................................................5.13(a)
“UK Subsidiary”....................................................................................5.20
“WARN Act”.......................................................................................3.9(d)

1.3                                 Other Definitional and Interpretive Matters.  As used in this Agreement, except to the extent that the context otherwise requires:

(a)                                  when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  any reference in this Agreement to gender shall include all genders, and the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)                                    if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(g)                                 references to a Person are also to its permitted successors and assigns;

(h)                                 “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice (in quantity and frequency)”;

(i)                                     all acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have taken, executed and delivered;

(j)                                     references to Seller’s “knowledge” (and words of similar import) mean the actual knowledge, after due inquiry and reasonable investigation, of the individuals listed on Section 1.3(j) of the Seller Disclosure Schedule; and

(k)                                  references to Buyer’s “knowledge” (and words of similar import) mean the actual knowledge of the individuals listed on Section 1.3(k) of the Seller Disclosure Schedule.

ARTICLE 2
PURCHASE AND SALE OF ASSETS AND CLOSING

2.1                                 Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall, or shall cause one or more of the Selling Subsidiaries to, sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer (or one or more certain designated Subsidiaries of Buyer), and Buyer shall (or shall cause one or more certain designated Subsidiaries of Buyer to) purchase, acquire, assume and accept from Seller or the applicable Selling Subsidiary or Selling Subsidiaries, all of the right, title and interest in, to and under all of the assets, properties and rights used or held for use by Seller or the applicable Selling Subsidiary or Selling Subsidiaries that are used or held for use in, or necessary for the conduct of, the Business, whether tangible or intangible, real, personal or mixed (collectively, the “Acquired Assets”), in each case other than the Excluded Assets described in Section 2.2.  The Acquired Assets shall include:

(a)                                  all Assigned Intellectual Property of Seller and the Selling Subsidiaries;

(b)                                 all Business Products of Seller and the Selling Subsidiaries;

(c)                                  all Leased Real Property listed on Section 2.1(c) of the Seller Disclosure Schedule (the “Assumed Leased Property”);

(d)                                 all Tangible Property of Seller and the Selling Subsidiaries (including all rights of Seller and the Selling Subsidiaries in any leases of Tangible Property);

(e)                                  all rights and incidents of Seller and the Selling Subsidiaries under the Contracts listed in Section 2.1(e) of the Seller Disclosure Schedule (together with all open purchase orders) (the “Assumed Contracts”);

(f)                                    all accounts receivable, unbilled revenues, reimbursable costs and expenses and other claims for money due to Seller or any Selling Subsidiary, other than claims for money due to Seller or any Selling Subsidiary under Excluded Contracts so long as such claims are not included in the calculation of Working Capital;

(g)                                 all Business Permits of Seller and the Selling Subsidiaries listed in Section 3.12(b) of the Seller Disclosure Schedule;

(h)                                 all Business Records of Seller and the Selling Subsidiaries (subject to Seller’s right to retain copies of such information as required by applicable Law);

(i)                                     all Employee Information (subject to Seller’s right to retain copies of such information as required by applicable Law);

(j)                                     all rights, claims and causes of action that are related to the Acquired Business, any of the Assumed Liabilities or any of the Acquired Assets, but excluding rights, claims and causes of action that are related to Excluded Liabilities;

(k)                                  all rights, claims and credits of Seller or any Selling Subsidiary under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Seller or any Selling Subsidiary for or in connection with the Business, or in respect of any Acquired Asset or any Assumed Liability (but excluding any such items arising under insurance policies);

(l)                                     all deferred charges, advance payments and prepaid items, other than those that relate to any Excluded Asset;

(m)                               all goodwill associated with the Acquired Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successor to the Acquired Business; and

(n)                                 all assets described on Section 2.1(n) of the Seller Disclosure Schedule.

2.2                                 Excluded Assets.  Notwithstanding any provision of this Agreement to the contrary, neither Buyer nor any of its Subsidiaries shall acquire, and there shall be excluded from the Acquired Assets, the following (the “Excluded Assets”):

(a)                                  all rights and incidents of Seller and the Seller Subsidiaries under the Contracts listed in Section 2.2(a) of the Seller Disclosure Schedule (the “Excluded Contracts”);

(b)                                 all rights of Seller and the Seller Subsidiaries under this Agreement and the Collateral Agreements;

(c)                                  all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, Corporate Credit Cards or similar cash items, of Seller or any Seller Subsidiary;

(d)                                 any and all insurance policies, binders and claims and rights thereunder and the proceeds thereof;

(e)                                  the minute books, records, stock ledgers, Tax records and other materials that Seller or each of the Seller Subsidiaries is required by Law to retain;

(f)                                    rights in any leased real property, other than the Assumed Leased Property;

(g)                                 all stock or equity interests in any Person, including all stock or equity interests in the Seller Subsidiaries;

(h)                                 net cash recoveries for expenses pre-paid by Seller or any Seller Subsidiary prior to Closing and described in Section 2.2(h) of the Seller Disclosure Schedule;

(i)                                     [intentionally deleted];

(j)                                     all refunds or credits of or relating to any Taxes attributable to the Acquired Assets or Business to the extent such Taxes arise from or relate to any period or portion thereof ending prior to the Closing Date; and

(k)                                  all of the assets, properties and rights, whether tangible or intangible, real, Personal or mixed, used or held for use by any Seller Subsidiary that is not a Selling Subsidiary.

2.3                                 Assumed Liabilities.

(a)                                  At the Closing, Buyer shall (or shall cause one or more certain designated Subsidiaries of Buyer to) execute and deliver to Seller one or more Assumption Agreements pursuant to which Buyer (or a designated Subsidiary of Buyer) shall accept, assume and agree to pay, perform or otherwise discharge, as the case may be, except to the extent being contested in good faith, in accordance with the respective terms and subject to the respective conditions thereof, the following (collectively, the “Assumed Liabilities”):

(i)                                     all Liabilities of Seller or a Selling Subsidiary under the Assumed Contracts from and after the Closing Date; provided, however, that, except as set forth in Section 5.10(a), Buyer shall not have any obligations pursuant to any Assumed Contract that by its terms or under applicable Law requires, prior to assignment, a consent to assignment, unless a written consent thereto has been obtained on or prior to the Closing Date;

(ii)                                  all Liabilities of Seller or a Seller Subsidiary under the leases for the Assumed Leased Property from and after the Closing Date;

(iii)                               the Liabilities to be prorated pursuant to Section 2.8;

(iv)                              all Liabilities relating to, or arising out of the employment of, the Transferred Employees from and after the Closing Date, including all salary and severance obligations;

(v)                                 all accounts payable due as of a date less than 60 days after the Closing Date as set forth on the Preliminary Closing Date Working Capital Statement;

(vi)                              all Liabilities that arise from the ownership, use, possession or operation of the Acquired Assets from and after the Closing Date;

(vii)                           the Liabilities of Seller or a Selling Subsidiary set forth in Section 2.3(a) of the Seller Disclosure Schedule; and

(viii)                        all Liabilities for or relating to any Taxes attributable to the Acquired Assets to the extent such Taxes arise from or relate to any period or portion thereof beginning after the Closing Date.

(b)                                 In the event of any claim against Buyer or any of its Subsidiaries with respect to any of the Assumed Liabilities, Buyer and each of its Subsidiaries shall have, and Seller and each Selling Subsidiary hereby assigns to Buyer and its Subsidiaries, any defense, counterclaim or right of setoff that would have been available to Seller, such Selling Subsidiary or the Business if such claim had been asserted against Seller, such Selling Subsidiary or the Business.  The assumption by Buyer or any of its Subsidiaries of the Assumed Liabilities and the transfer of the Assumed Liabilities by Seller and each Selling Subsidiary shall in no way expand the rights or remedies of any Person against Buyer, Seller or any Selling Subsidiary or their respective officers, directors, employees, stockholders and advisors as compared to the rights and remedies that such Person would have had against such parties had Buyer not assumed the Assumed Liabilities.  Without limiting the generality of the foregoing, the assumption by Buyer or any of its Subsidiaries of the Assumed Liabilities shall not create any third-party beneficiary rights.

2.4                                 Excluded Liabilities.  Notwithstanding any provision of this Agreement to the contrary (and without implication that Buyer is assuming any Liability of Seller, any Seller Subsidiary or the Business or any Liability related to any of the Acquired Assets not expressly excluded), neither Buyer nor any of its Subsidiaries is assuming, and neither shall be required to pay, perform or discharge, any Liabilities, including any Liabilities associated with the operation of the Business on or prior to the Closing Date, that are not specifically included in the Assumed Liabilities (the “Excluded Liabilities”), whether or not, in any particular instance, any such Liability has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s or the applicable Seller Subsidiary’s financial statements.  Seller shall (or shall cause one of the Seller Subsidiaries to) pay, perform or discharge when due or required to be performed or discharged, or contest in good faith, the Excluded Liabilities.  The Excluded Liabilities shall include the following:

(a)                                  all Liabilities relating to or incurred in connection with the Excluded Assets (except to the extent that such Liabilities are included in Section 2.3(a)(iv) above);

(b)                                 all Liabilities based on any actual or alleged defect in the design, manufacture, quality, conformity to specification or fitness for purpose of any product manufactured or sold by the Business (including any Business Products), or any service provided by the Business (including the Business Services), before the Closing Date, including all product liability, product warranty obligations and liabilities and all obligations and liabilities in respect of product recalls or product warnings (including voluntary recalls and warnings reasonably intended to avoid or mitigate liability);

(c)                                  all Pre-Closing Environmental Liabilities;

(d)                                 all Pre-Closing Employment Related Liabilities;

(e)                                  all Liabilities for or relating to any Taxes of Seller or any Seller Subsidiary, including the Taxes described in Section 5.7(c);

(f)                                    all Liabilities related to, associated with or arising out of any breach or default, failure to perform and overcharges or underpayments, in each case arising from events or actions prior to the Closing under the Assumed Contracts;

(g)                                 all legal, accounting, brokerage, investment banking and finder’s fees or other fees and expenses incurred by or on behalf of Seller or any Seller Subsidiary in connection with this Agreement and/or the transactions contemplated hereby;

(h)                                 all Liabilities of Seller, any Seller Subsidiary or any of their Affiliates relating to indebtedness for borrowed money (including accounts payable due as of a date more than 60 days after the Closing Date, accrued liabilities relating to sales and use tax payments, payroll tax payments, VAT payments, income tax payments or any other Tax payments or to a year prior to Seller’s current fiscal year and capital lease obligations) and guarantees by Seller, any Seller Subsidiary or any of their Affiliates of indebtedness for borrowed money;

(i)                                     all Liabilities of Seller or any Seller Subsidiary to any stockholder or Affiliate of Seller or any Seller Subsidiary;

(j)                                     all Liabilities related to, associated with or arising out of any Action with respect to the operation of the Business or the Acquired Assets prior to the Closing, whether such Action is brought prior to, on or after the Closing; and

(k)                                  all Liabilities pertaining to the Business and arising out of or resulting from noncompliance on or prior to the Closing Date with any Laws (including any Environmental Laws).

2.5                                 Purchase Price.

(a)                                  Subject to any adjustments required pursuant to Section 2.6, the aggregate purchase price (the “Purchase Price”) for the Acquired Assets is (i) Thirty-Five Million U.S. Dollars (US $35,000,000) (the “Closing Payment”), plus (ii) the amount, if any, by which the Working Capital estimate in the Preliminary Closing Date Working Capital Statement exceeds zero, minus (iii) the amount, if any, by which the Working Capital estimate in the Preliminary Closing Date Working Capital Statement is less than zero, plus (iv) the assumption by Buyer or any of its Subsidiaries of the Assumed Liabilities, plus (v) the Contingent Payments, if any, plus (vi) the Terminal Payment, if any.

(b)                                 On the Closing Date, Buyer shall pay, or cause to be paid, (i) the Closing Payment, minus the Escrow Amount and the Tax Settlement Amount, if any, to Seller, (ii) an aggregate amount equal to the Escrow Amount into an escrow account in accordance with the Escrow Agreement and (iii) an aggregate amount equal to the Tax Settlement Amount, if any, to the applicable Governmental Authorities in Seller’s or the applicable Seller Subsidiary’s name, provided that Seller and Buyer acknowledge and agree that any portion of the Tax Settlement Amount which is the subject of a Dispute will be deposited into the Tax Settlement Escrow; each by wire transfer in immediately available funds to the respective account pursuant to written instructions that will be provided to Buyer at least three Business Days prior to Closing.  The Tax Settlement Escrow, if any, will be held and disbursed to Seller,

Buyer or any applicable Governmental Authority, as the case may be, in accordance with its terms upon the resolution of any Dispute in accordance with Section 9.8.

(c)                                  The Escrow Amount shall be disbursed in accordance with the Escrow Agreement.

2.6                                 Purchase Price Adjustment.

(a)                                  At least two Business Days prior to the Closing Date, Seller shall deliver or cause to be delivered to Buyer a statement setting forth the components of Working Capital of the Acquired Business as of the close of business on the day immediately prior to the Closing Date (the “Preliminary Closing Date Working Capital Statement”) and an estimate of the Working Capital of the Acquired Business as of the close of business on the day immediately prior to the Closing Date.  The Preliminary Closing Date Working Capital Statement shall be prepared in accordance with GAAP, applied on a basis consistent with the preparation of the Balance Sheet, and in accordance with the methodologies set forth in Section 2.6(a) of the Seller Disclosure Schedule.

(b)                                 Within 60 days following the Closing Date, Buyer shall deliver or cause to be delivered to Seller a statement setting forth the components of Working Capital of the Acquired Business as of the close of business on the day immediately prior to the Closing Date (the “Closing Date Working Capital Statement”) and a determination of the Working Capital of the Business as of the close of business on the day immediately prior to the Closing Date (the “Closing Date Working Capital”).  The Closing Date Working Capital Statement shall be prepared in accordance with GAAP, applied on a basis consistent with the preparation of the Balance Sheet, and in accordance with the methodologies set forth in Section 2.6(a) of the Seller Disclosure Schedule.

(c)                                  Unless, within 30 days after delivery of the Closing Date Working Capital Statement to Seller pursuant to Section 2.6(b), Seller shall deliver to Buyer a notice setting forth, in reasonable detail, any good faith dispute as to the Closing Date Working Capital and the basis for such dispute (a “Dispute Notice”), the Closing Date Working Capital shall be deemed accepted by Seller and shall be final and binding.

(d)                                 For 15 days after Buyer’s receipt of a Dispute Notice, the parties hereto shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice.  If the parties are unable to resolve any matter in the Dispute Notice within such 15-day period, Buyer and Seller shall engage Deloitte & Touche LLP as the “Reviewing Accountant” (if such accounting firm is unable or unwilling to serve as the Reviewing Accountant, the parties shall, within 15 days after the end of such 15-day period, agree on an alternate “Big Four” independent accounting firm or have such selection made pursuant to the rules of the American Arbitration Association to resolve the remaining disputes).  All fees and expenses relating to this work of the Reviewing Accountant shall be borne equally by Seller and Buyer, provided that, if the Reviewing Accountant determines that one party’s position is completely correct, then such party shall pay none of the fees, costs and expenses of the Reviewing Accountant and the other party shall pay all such fees, costs and expenses.

(e)                                  Buyer and Seller shall instruct the Reviewing Accountant to resolve the disputed matters as promptly as practicable.  The parties hereto shall cooperate with each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.6, including by furnishing such information as may be reasonably requested.  Each party hereto shall afford the other party the opportunity to participate in all communications with the Reviewing Accountant.  The determination of the Reviewing Accountant shall be final and binding and no party shall seek recourse to other tribunals, other than to collect any amounts due under this Section 2.6.  The Working Capital accepted by Seller in accordance with Section 2.6(c), agreed to by the parties hereto in accordance with Section 2.6(d) or determined by the Reviewing Accountant in accordance with this Section 2.6(e) shall be referred to herein as the “Final Closing Date Working Capital.”

(f)                                    Within 10 Business Days after the Final Closing Date Working Capital has been determined pursuant to this Section 2.6, (i) Buyer shall pay to Seller the amount, if any, by which the Final Closing Date Working Capital is greater than the Preliminary Closing Date Working Capital, and (ii) Seller shall pay to Buyer the amount, if any, by which the Final Closing Date Working Capital is less than the Preliminary Closing Date Working Capital.  All payments under this Section 2.6 shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller or Buyer, as the case may be, in writing to the other for such purpose.  The parties agree that any amount paid pursuant to this Section 2.6(f) shall be treated as an adjustment to the Closing Payment and shall adjust the amounts allocated under Section 5.7(f).

2.7                                 Contingent Payments.

(a)                                  Buyer shall, within 30 days after the end of each of Buyer’s fiscal quarters, commencing with the first fiscal quarter ended after the Closing Date and ending with the fiscal quarter ended September 30, 2008, deliver to Seller a statement (each, a “Statement of Revenues”) setting forth (i) for all fiscal quarters other than the fiscal quarters ended June 30, 2008 and September 30, 2008, the amount of the transaction-based license fee revenues that have been collected under each of the Cobra Project, the Hawaii Project and the Thailand Project for the applicable fiscal quarter, and (ii) for the fiscal quarters ended June 30, 2008 and September 30, 2008, the amount of transaction-based license fee revenues recognized in accordance with GAAP under each of the Cobra Project, the Hawaii Project and the Thailand Project for the applicable fiscal quarter (the “Collected Revenues”).  Buyer shall at all times during the period beginning on the Closing Date and ending on March 31, 2008, collect, or cause the collection of, revenues for the Contingent Payment Contracts in a commercially reasonable manner consistent with Buyer’s and its Subsidiaries’ practices in collecting revenues under its other material customer contracts at the time.

(b)                                 Seller shall be given the opportunity to undertake a reasonable review of the books and records relating to the calculation of the Collected Revenues at mutually agreeable times during normal business hours after delivery of the Statement of Revenues.  Unless, within 30 days after delivery of the Statement of Revenues to Seller pursuant to Section 2.7(a), Seller shall deliver to Buyer a notice setting forth, in reasonable detail, any good faith dispute as to the amount of the Collected Revenues and the basis for such dispute (a “Revenue Dispute Notice”), the amount of the Collected Revenues shall be deemed accepted by Seller and shall be final and binding.

(c)                                  For 15 days after Buyer’s receipt of a Revenue Dispute Notice, the parties hereto shall endeavor in good faith to resolve by mutual agreement all matters in the Revenue Dispute Notice.  If the parties are unable to resolve any matter in the Revenue Dispute Notice within such 15-day period, Buyer and Seller shall engage the Reviewing Accountant to resolve the dispute in accordance with Sections 2.6(d) and (e).

(d)                                 Within 10 Business Days after the amount of the Collected Revenues has been finally determined pursuant to this Section 2.7, Buyer shall pay to Seller an amount in cash equal to one third of the Collected Revenues for the relevant period (as finally determined in accordance with this Section 2.7) (the “Contingent Payment”).

(e)                                  In addition to the amount to be paid to Seller in accordance with Section 2.7(d) for the period ended September 30, 2008, within 10 Business Days after the amount of the Collected

Revenues has been finally determined pursuant to this Section 2.7 for the fiscal quarter ended September 30, 2008, Buyer shall pay to Seller an amount in cash equal to 12 times the amount of the Collected Revenues for such period (as finally determined in accordance with this Section 2.7) (the “Terminal Payment”), minus the amount equal to the product of (i) the fraction obtained by dividing the amount of the Collected Revenues for the fiscal quarter ended September 30, 2008 (as finally determined in accordance with this Section 2.7) by the amount of the Collected Revenues for the fiscal quarter ended June 30, 2008 (as finally determined in accordance with this Section 2.7), and (ii) the amount of the Terminal Payment for the fiscal quarter ended September 30, 2008 (as finally determined in accordance with this Section 2.7); provided that such amount shall only be subtracted from the Terminal Payment if the fraction obtained in (i) is a number less than one; and provided further that if any customer from which the Collected Revenues are generated has indicated to Buyer that it intends to terminate its contract with Buyer, then the amount of the revenues collected under such contract shall be excluded from “Collected Revenues” for the purpose of determining the amount to be paid to Seller under this Section 2.7(e).

(f)                                    All payments under this Section 2.7 shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller in writing to Buyer for such purpose.  The parties agree that any amount paid pursuant to Sections 2.7(d) or 2.7(e) shall be treated as an adjustment to the Purchase Price and shall adjust the amounts allocated under Section 5.7(f).

(g)                                 Buyer shall at all times during the period beginning on the Closing Date and ending on September 30, 2008 devote, or cause its Affiliates to devote, the resources, including Transferred Employees, reasonably necessary to service the Contingent Payment Contracts in a commercially reasonable manner consistent with Buyer’s and its Subsidiaries’ practices in servicing their other material customer contracts at the time.  Buyer and its Subsidiaries shall use their respective commercially reasonable efforts to keep each Contingent Payment Contract in effect from the Closing Date until September 30, 2008.  If Buyer or any of its Subsidiaries terminates or materially amends any Contingent Payment Contract, Buyer shall provide notice of such termination or amendment to Seller within 10 Business Days.  Notwithstanding any other provision of this Agreement, Seller acknowledges and agrees that one or more of the Contingent Payment Contracts are with current customers of Buyer and that no provision of this Agreement will be construed to limit in any manner Buyer’s ability to continue to service those customers with products and services other than the products and services acquired pursuant to this Agreement.

(h)                                 Notwithstanding any other provision of this Agreement, Buyer may withhold payment of all or any portion of any Contingent Payment or the Terminal Payment that equals the aggregate amount by which the amount of any claim for Losses asserted by Buyer in accordance with ARTICLE 7 exceeds the Escrow Funds then held in accordance with the Escrow Agreement (a “Set-Off Amount”).  Any Set-Off Amount withheld by Buyer pursuant to this Section 2.7(h) shall be retained by Buyer or released to Seller, as the case may be, upon resolution of the asserted claim for Losses in accordance with ARTICLE 7 or any Dispute with respect to such asserted claim for Losses in accordance with Section 9.8.

2.8                                 Proration of Payments.  After the Closing, any regular periodic charges with respect to the Business or the Acquired Assets, including amounts payable with respect to leases and utilities and all real property or personal property Taxes relating to the Acquired Assets, which become due and payable on or after the Closing Date and relate to periods that begin before and end after the Closing Date, shall be prorated and adjusted between Seller and Buyer as of the Closing Date on a per diem basis, and Seller shall be responsible for and pay to Buyer the portion of such amounts allocable to the period prior to the Closing Date for which payment is due on or after the Closing Date within five business days of the receipt of an invoice from Buyer.

2.9                                 Closing.  Except as hereinafter provided, the Closing shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas at 10:00 a.m. (local time) on the third Business Day following the satisfaction or waiver of the last of the conditions to the obligations of the parties set forth in ARTICLE 6 (other than conditions that by their terms are not expected to be satisfied until the Closing Date, but subject to the fulfillment of those conditions or, in the case of Section 6.1, waived by Buyer and Seller, or, in the case of Section 6.2, waived by Buyer, or, in the case of Section 6.3, waived by Seller, at or prior to the Closing) or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing.

2.10                           Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)                                  The Closing Payment by wire transfer of immediately available funds to such account as Seller may direct in accordance with Section 2.5(b);

(b)                                 Each of the Collateral Agreements, duly executed by Buyer;

(c)                                  A copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Collateral Agreements, certified by an officer of Buyer;

(d)                                 A certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller and duly executed by an executive officer of Buyer, certifying the fulfillment of the conditions set forth in Sections 6.3(a) and (b); and

(e)                                  Such further instruments and documents as may be required to be delivered by Buyer pursuant to the terms of this Agreement or as may be reasonably requested by Seller in connection with the closing of the transactions contemplated hereby or to complete the assumption by Buyer or any of its Subsidiaries of the Assumed Liabilities.

2.11                           Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)                                  Possession of the Acquired Assets, including all original Assumed Contracts and Business Records of Seller and the Selling Subsidiaries, to the extent in Seller’s or a Selling Subsidiary’s possession or control and not previously provided to Buyer;

(b)                                 A tax clearance certificate, letter or other receipt indicating no Taxes are due in the State of Texas and the State of Georgia;

(c)                                  An executed officer’s certificate of occasional sale exemption qualification or similar instrument as required by applicable state law for every state where any of the tangible Acquired Assets are located and such exemption is available, and any equivalent document required by a Governmental Authority in any foreign jurisdiction where any of the tangible Acquired Assets are located and any equivalent exemption is available;

(d)                                 Copies of the Certificate of Incorporation (or equivalent organizational document) of Seller and each Selling Subsidiary, as amended, certified by the applicable authority of the jurisdiction of organization of Seller and each Selling Subsidiary, as applicable, and copies of the Bylaws

(or equivalent governing document) of Seller and each Selling Subsidiary, as amended, each certified by an officer of Seller or such Selling Subsidiary, as applicable;

(e)                                  A reasonably current certificate of good standing, including tax good standing, of Seller and each Selling Subsidiary issued by the Secretary of State or equivalent authority in the jurisdiction of organization of Seller and each Selling Subsidiary, as applicable;

(f)                                    Each of the Collateral Agreements, duly executed by Seller and/or the applicable Selling Subsidiaries, as applicable;

(g)                                 The Management Non-Compete Agreement, duly executed by each of the executives identified on Section 2.11(g) of the Seller Disclosure Schedule;

(h)                                 The Director Non-Compete Agreements, duly executed by each of the directors identified on Section 2.11(h) of the Seller Disclosure Schedule;

(i)                                     A copy of each of the resolutions of the Board of Directors and securityholders of Seller and each Selling Subsidiary authorizing the execution, delivery and performance of this Agreement and/or any of the Collateral Agreements, as applicable, to which it is a party, certified by an officer of Seller or such Selling Subsidiary, as applicable;

(j)                                     A certificate, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and duly executed by an executive officer of Seller, certifying the fulfillment of the conditions set forth in Sections 6.2(a), (b) and (c);

(k)                                  A certification in the form contained in Section 1.1445-2(b)(2)(iv) of the Treasury Regulations to the effect that Seller is not a “foreign person” and duly executed by an executive officer of Seller;

(l)                                     Appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by Buyer to extinguish all indebtedness of Seller and the Selling Subsidiaries and all security interests related thereto to the extent directed by Buyer; and

(m)                               Such further instruments and documents as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Buyer in connection with the closing of the transactions contemplated hereby or to complete the transfer of the Acquired Assets and the Acquired Business to Buyer (or one or more certain designated subsidiaries of Buyer), including good, sufficient instruments of assignment with respect to the Assigned Intellectual Property of Seller and the Selling Subsidiaries in recordable form, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in Buyer (or one or more certain designated subsidiaries of Buyer) all right, title and interest in, to and under the Acquired Assets without Encumbrance of any kind.

2.12                           Accounting.  From and after the Closing, Buyer shall have the right and authority to collect for its own account all receivables and other related items that are included in the Acquired Assets.  To the extent that, after the Closing, (i) Buyer or any of its Affiliates receive any payment that is for the account of Seller or any Selling Subsidiary according to the terms of this Agreement or the Collateral Agreements, or Seller or any Selling Subsidiary makes a payment on behalf of Buyer, Buyer shall deliver such amount to Seller or (ii) Seller, any Selling Subsidiary or any of their Affiliates receive any payment that is for the account of Buyer or any of its Affiliates according to the terms of this Agreement or the Collateral Agreements, or Buyer makes a payment on behalf of Seller or any Selling

Subsidiary, Seller shall deliver such amount to Buyer.  All amounts due and payable under this Section 2.12, if any, shall be due and payable by the applicable party in immediately available funds, by wire transfer to an account designated in writing by the other party and shall be delivered to the other party within 30 days of receipt thereof.

2.13                           Project Completion.

(a)                                  Buyer shall, within 30 days after the end of each of Buyer’s fiscal quarters, commencing with the first fiscal quarter ended after the Closing Date and ending on the Project Completion Settlement Date, deliver to Seller a statement setting forth the amount of Project Completion Costs and Project Completion Revenues for each Specified Project for the applicable fiscal quarter.  Buyer shall at all times during the period beginning on the Closing Date and ending on the Project Completion Settlement Date devote, or cause its Affiliates to devote, the resources, including the Transferred Employees, reasonably necessary to service the Specified Projects in a manner consistent with Buyer’s and its Subsidiaries’ practices in servicing their other material customer contracts at the time.

(b)                                 Within 60 days of (i) the Interim Project Settlement Date and (ii) the Project Completion Settlement Date, Buyer shall deliver to Seller a detailed schedule (the “Project Completion Schedule”) of the Project Completion Costs incurred by Buyer and the Project Completion Revenue collected by Buyer with respect to each Completed Project during the applicable Project Period.  The Project Completion Schedule shall set forth a calculation of aggregate Project Completion Costs and Project Completion Revenues associated with the Completed Projects for the Project Period together with a calculation of any Project Completion Losses claimed by Buyer for the Project Period.

(c)                                  Seller shall be given the opportunity to undertake a reasonable review of the books and records relating to the calculation of Project Completion Losses at mutually agreeable times during normal business hours after delivery of the Project Completion Schedule.  Unless, within 30 days after delivery of the Project Completion Schedule to Seller pursuant to Section 2.13(b), Seller shall deliver to Buyer a notice setting forth, in reasonable detail, any good faith dispute as to the amount of the Project Completion Losses and the basis for such dispute (a “Project Completion Losses Dispute Notice”), the amount of the Project Completion Losses shall be deemed accepted by Seller and shall be final and binding.

(d)                                 For 15 days after Buyer’s receipt of a Project Completion Losses Dispute Notice, the parties hereto shall endeavor in good faith to resolve by mutual agreement all matters in the Project Completion Losses Dispute Notice.  If the parties are unable to resolve any matter in the Project Completion Losses Dispute Notice within such 15-day period, the Dispute shall be resolved in accordance with the procedures set forth in Section 9.8

(e)                                  After each of the Interim Project Settlement Date and the Project Completion Settlement Date, Buyer shall be entitled to reimbursement from the Project Completion Escrow Amount for any Project Completion Losses finally determined to be due and payable in accordance with this Section 2.13.  After each of the Interim Project Settlement Date and the Project Completion Settlement Date, Seller shall be entitled to receive the Project Completion Escrow Amount less (i) any Project Completion Losses finally determined to be due and payable in accordance with this Section 2.13, and (ii) the aggregate amount by which the amount of any Losses specified in any then pending claim by any Buyer Indemnified Party in accordance with ARTICLE 7 exceeds the Indemnity Escrow Amount, provided that in respect of the Interim Project Completion Date, the aggregate amount of the Project Completion Escrow Amount that may be released to Seller shall not exceed an aggregate amount equal to Buyer’s reasonable estimate of the aggregate amount by which estimated Project Completion Costs of then-uncompleted Specified Projects exceed estimated Project Completion Revenues for such Specified Projects for the remaining Project Period.  Buyer and Seller agree to execute and deliver joint written instructions to the Escrow Agent in accordance with Section 1.2 of the Escrow Agreement to give effect to the distribution of the Project Completion Escrow Amount as finally determined in accordance with this Section 2.13, and the appropriate amounts will be distributed to Buyer and Seller, as applicable, in accordance with the Escrow Agreement.

(f)                                    If any cash is collected after the Project Completion Date that if collected prior to the Project Completion Date would have constituted Project Completion Revenues, and if such cash, if collected prior to the Project Completion Date, would not have otherwise been payable to Buyer as reimbursement for Project Completion Losses in accordance with this Section 2.13, such cash will be paid over to Seller by Buyer as soon as practicable after Buyer’s receipt of such cash.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, on behalf of itself and the Selling Subsidiaries, hereby represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered by Seller to Buyer prior to the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (which Seller Disclosure Schedule shall be arranged in sections corresponding to the sections of this ARTICLE 3, and any information disclosed in any such section of the Seller Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this ARTICLE 3, unless it is reasonably apparent from the face of the disclosure that the disclosure contained in such section of the Seller Disclosure Schedule applies to other representations and warranties contained in this ARTICLE 3), as of the date hereof and as of the Closing Date:

3.1                                 Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Selling Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of Seller and each Selling Subsidiary has all requisite corporate or similar power and authority to own, license, use, lease and operate the Acquired Assets owned, leased or operated by it and to carry on its portion of the Business.  Each of Seller and each Selling Subsidiary is duly qualified, licensed or admitted to transact business and is in good standing (with respect to jurisdictions which recognize that concept) in each jurisdiction in which the Acquired Assets are owned, licensed, used, leased or operated by it in the conduct of the Business or in which the nature of the Business makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Business Material Adverse Effect.

3.2                                 Capitalization and Structure.  Section 3.2 of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Affiliate of Seller that is engaged in the operation or conduct of the Business or that has fee or leasehold title to any Acquired Asset or is the obligor under any Assumed Liability.  Section 3.2 of the Seller Disclosure Schedule also includes a true, correct and complete table that lists each Seller Subsidiary, its jurisdiction of organization, its entity type, its capitalization, the names of all of its securityholders and the respective ownership interests of each such securityholder.  Neither the Acquired Assets nor the Assumed Liabilities include any securities or ownership interests of any Person.  Seller does not own any equity interest in any Person other than the Seller Subsidiaries.

3.3                                 Authority; Non-Contravention; Approvals.

(a)                                  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller will be a party have been duly authorized by all requisite corporate action.  Each Selling Subsidiary has all requisite corporate or similar power and authority to execute and deliver the Collateral Agreements to which it will be a party and to effect the transactions contemplated thereby, and the execution, delivery and performance of the Collateral Agreements to which such Selling Subsidiary will be a party have been duly authorized by all requisite corporate or similar action.

(b)                                 This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller and each Selling Subsidiary will be a party, when duly executed and delivered by Seller or such Selling Subsidiary, will be, valid and legally binding obligations of Seller or such Selling Subsidiary, as applicable, enforceable against Seller or such Selling Subsidiary, as applicable, in accordance with their respective terms except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in an Action at law or in equity).

(c)                                  Assuming that all Required Consents have been obtained, the execution, delivery and performance of this Agreement by Seller and each Collateral Agreement by Seller or any Selling Subsidiary that is a party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (i) result in a breach or violation of any provision of Seller’s or the applicable Selling Subsidiary’s charter, by-laws or similar organizational documents, (ii) except as set forth on Section 3.3(c)(ii) of the Seller Disclosure Schedule, violate or conflict with, in any material respect, or result in a material breach of or constitute (with notice or lapse of time, or both) an occurrence of material default under any provision of, result in the acceleration or cancellation of any obligation under, give rise to any claim, give any Person additional rights or compensation under or give rise to any right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, Encumbrance, Contract, Permit, order, judgment, decree or other arrangement to which Seller or the applicable Selling Subsidiary is a party or by which it is bound, or (iii) violate, in any material respect, any Law of any Governmental Authority having jurisdiction over Seller, any Selling Subsidiary or the Acquired Assets.

(d)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller or any Selling Subsidiary in connection with the execution and delivery of this Agreement or the Collateral Agreements to which Seller or such Selling Subsidiary will be a party or for the consummation of the transactions contemplated hereby or thereby by Seller or such Selling Subsidiary, except for (i) consents or approvals set forth on Section 3.3(d) of the Seller Disclosure Schedule that are required to transfer or assign to Buyer any Acquired Assets or assign the benefits of or delegate performance with regard thereto, and (ii) the Required Filings (items (i) and (ii) being collectively referred to herein as the “Required Consents”).

3.4                                 Financial Statements.  Section 3.4 of the Seller Disclosure Schedule sets forth the Financial Statements.  Except as shown or provided for in the Financial Statements or as otherwise described in Section 3.4 of the Seller Disclosure Schedule, the Financial Statements (i) have been prepared from the books and records of Seller and the Seller Subsidiaries.  The Financial Statements were prepared in accordance with GAAP on a basis consistent with prior periods and fairly present the financial position and results of operations of the Business as of their respective dates and for the respective periods presented (subject, in the case of the unaudited portions of the Financial Statements, to the absence of certain footnote disclosures otherwise required by GAAP).

3.5                                 Absence of Undisclosed Liabilities.  There are no Liabilities relating to the Business of any nature, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted, and there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a Liability, except for Liabilities (i) reflected in the Balance Sheet, (ii) that were incurred since the date of the Balance Sheet and were normal and recurring expenses incurred in the ordinary course of business and could not reasonably be expected to have a Business Material Adverse Effect or (iii) Excluded Liabilities.

3.6                                 Absence of Certain Changes or Events.  Except in connection with the transactions contemplated hereby, as expressly contemplated by this Agreement or consented to in writing by Buyer, since the date of the Balance Sheet, (i) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Seller Material Adverse Effect or a Business Material Adverse Effect and (ii) except as contemplated on Section 5.1 of the Seller Disclosure Schedule, the Business has been conducted only in the ordinary course.

3.7                                 Tax Matters.

(a)                                  Except as disclosed on Section 3.7(a) of the Seller Disclosure Schedule, all Tax Returns required to be filed with respect to Seller or any Seller Subsidiary with respect to the Business or any of the Acquired Assets have been timely filed.  All such Tax Returns were correct and complete.  All Taxes (whether or not shown as due on any Tax Return), the nonpayment of which could result in an Encumbrance on an Acquired Asset, adversely affect the Business or result in Buyer or any of its Affiliates having any Liability therefor, have been timely paid.  No claim has been made, and neither Seller nor any Seller Subsidiary has received notice of a proposed claim, by any authority in any jurisdiction where Seller or any Seller Subsidiary does not file Tax Returns that Seller or such Seller Subsidiary is or may be subject to taxation by that jurisdiction with respect to the Business or any of the Acquired Assets, or otherwise.  Neither Seller nor any Seller Subsidiary has received notice of a proposed audit by any authority in any jurisdiction where Seller or any Seller Subsidiary does not file Tax Returns.

(b)                                 Seller and the Seller Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party relating to the Business or any of the Acquired Assets.

(c)                                  No proposed adjustment, audit or administrative or judicial proceeding is pending or threatened or involves any Tax or Tax Return relating to the Business or any of the Acquired Assets in cases where an adverse outcome with respect to such adjustment or proceeding could result in an Encumbrance on an Acquired Asset, adversely affect the Business or result in Buyer or any of its Affiliates having any Liability therefor.

(d)                                 Section 3.7(d) of the Seller Disclosure Schedule sets forth all closing agreements and Tax rulings requested or received from any Governmental Authority that relate to the Acquired Assets or the Business.

(e)                                  Except as disclosed on Section 3.7(d) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(f)                                    Neither Seller nor any Seller Subsidiary (i) has been a member of an affiliated, consolidated, combined or unitary group, other than the group of which Seller is the common parent, filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g)                                 Neither Seller nor any Seller Subsidiary has made any material payment, is obligated to make any material payment or is a party to any agreement that under certain circumstances could obligate it to make any material payment that will not be deductible under Section 280(G) of the Code.

3.8                                 ERISA and Employee Benefits.

(a)                                  Section 3.8(a) of the Seller Disclosure Schedule contains a true and complete list of each Seller Plan.  None of Seller, any Seller Subsidiary or any ERISA Affiliate has any obligation to change or otherwise modify any existing Seller Plan or program or to establish any new plan or program.

(b)                                 Copies of the following materials have been delivered or made available to Buyer:  (i) all current and prior plan documents for each Seller Plan or, in the case of an unwritten Seller Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Seller Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Seller Plan, and (v) any other documents, forms or other instruments relating to any Seller Plan reasonably requested by Buyer.

(c)                                  Each Seller Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.

(d)                                 To Seller’s knowledge, each Seller Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e)                                  Seller does not currently have and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f)                                    With respect to each group health plan benefiting any current or former employee of Seller, any Seller Subsidiary or any ERISA Affiliate that is subject to Section 4980B of the Code, Seller, each such Seller Subsidiary and each such ERISA Affiliate has materially complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

3.9                                 Employment Matters.

(a)                                  Section 3.9(a) of the Seller Disclosure Schedule sets forth, as of the date hereof: the name, employment location, employee identification number, date of hire, current title, current annual salary and any bonus or commitment to pay any other amount or benefit in connection with a termination of employment or otherwise (including all remuneration payable, vacation pay balances, recuperation pay, balances, illness pay balances, fringe benefits, balances in provident or pension funds, car, telephone, managers insurance, any profit sharing commission, statutory and non-statutory severance pay, prior notice and compensation and damages rights regarding employment termination), if applicable, of all officers, directors and employees of Seller or any Seller Subsidiary employed in the Business (including any such employee who is on leave of absence (including short- or long-term sick leave, maternity/paternity leave, military leave or other administrative leave) from Seller or any Seller Subsidiary) (collectively, the “Employees”) with an indication whether any such Employees are on any type of leave of absence.  To the best knowledge of Seller, no such Persons referred to in the preceding sentence have made a threat or otherwise indicated any intent to Seller, to any Seller Subsidiary or to any of the officers or directors of Seller or any Seller Subsidiary to cancel or otherwise terminate such Person’s relationship with Seller or such Seller Subsidiary.  Other than as set forth on Section 3.9(a) of the Seller Disclosure Schedule, there is no Person that may be deemed to be an employee of the Seller or any Seller Subsidiary employed in the Business.

(b)                                 Other than the Seller Plans and as set forth in Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is subject to, nor do any of the Employees benefit from, any agreement, arrangement, understanding or custom between or among any of the Employees, on one hand, and Seller and/or any Seller Subsidiary, on the other hand.

(c)                                  Except as set forth in Section 3.9(c) of the Seller Disclosure Schedule, no Action in respect of any Employees is pending or, to the knowledge of Seller, threatened against Seller or any Seller Subsidiary by or on behalf of any past, present or prospective employee of the Business, including Actions related to discrimination, harassment, wrongful termination, workers’ compensation or disability.  To the knowledge of the Seller, there is no violation of any employment contract between or among Seller or any Seller Subsidiary, on one hand, and any Employee, on the other hand.  Neither Seller nor any Seller Subsidiary is a party to, or otherwise bound by, any Governmental Order relating to its respective employees or employment practices in respect of the Business, and Seller and the Seller Subsidiaries are in compliance in all material respects with all applicable policies and agreements relating to wages, hours, employment, employment practices and terms and conditions of employment in respect of the Business.  Seller and the Seller Subsidiaries have withheld and paid to (or are holding for payment not yet due) the appropriate Governmental Authority all amounts required by Law or agreement to be withheld from the wages or salaries due to each of the Employees.  Seller and the Seller Subsidiaries have paid in full to all of the Employees all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any Law, plan, policy, practice, program or agreement and have not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation.  All amounts that Seller or any Seller Subsidiary is legally or contractually required to deduct from the Employees’ salaries or transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise, have been duly paid into the appropriate fund or funds, and Seller and the Seller Subsidiaries have no outstanding obligation to make any such transfer or provision.

(d)                                 Seller and each Seller Subsidiary are in compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local law, in respect of the Business.  Except as set forth in Section 5.1(i) of the Seller Disclosure Schedule, Seller and each Seller Subsidiary have not had any layoffs of Employees within 90 days prior to the Closing Date.  Buyer will have no liability under the WARN Act due to actions taken by Seller or any Seller Subsidiary prior to or on the Closing Date that might trigger an employer’s obligations under the WARN Act.

(e)                                  Except as described on Section 3.9(e) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the Collateral Agreements, nor the consummation of the transactions contemplated thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements, unemployment compensation payments, payments subject to Section 280G of the Code or otherwise) becoming due to any Business Employee under any Seller Plan or otherwise or (ii) result in any acceleration of the time of payment or vesting of any material benefits with respect to any Business Employee.

(f)                                    Except as described on Section 3.9(f) of the Seller Disclosure Schedule, all current U.S. employees of the Business are, and all former U.S. employees of the Business whose employment terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement, were legally authorized to work in the United States.  Except as described on Section 3.9(f) of the Seller Disclosure Schedule, Seller has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the date of this Agreement, and Seller has complied with anti-discrimination provisions of the IRCA.  Further, at all times prior to the date of this Agreement, Seller was in material compliance with both the employment verification provisions (including without limitation the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

3.10                           Labor Relations.  Except as described on Section 3.10 of the Seller Disclosure Schedule, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of Seller, threatened against any of the Acquired Assets, Seller or any Seller Subsidiary relating to the Business.  Except as described on Section 3.10 of the Seller Disclosure Schedule, Seller and each Seller Subsidiary is in compliance in all material respects with all Laws applicable to the Business respecting labor, employment and employment practices, terms and conditions of employment, and wages and hours, and none of them have engaged in any unfair labor practices.  Neither Seller nor any Seller Subsidiary is a party to, has any material liability with respect to or is otherwise bound by any collective bargaining agreement or other labor union contract applicable to Persons employed by Seller or any Seller Subsidiary in the Business, nor does Seller know of any activities or proceedings of any labor union or other Person to organize any such employees.  There is no labor strike, slowdown, work stoppage or lockout pending, or to the knowledge of Seller, threatened, against or affecting the Business, nor has there been any such activity within the past three years.

3.11                           Litigation.  There are no Actions pending or, to the knowledge of Seller, threatened in writing, that relate to this Agreement, any Collateral Agreement or any other document entered into in connection herewith or therewith, the transactions contemplated hereby or any action taken or to be taken by Seller or any Seller Subsidiary in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby or that would have a material adverse effect on the ability of Seller to carry out its obligations under this Agreement, or of Seller or any Seller Subsidiary to carry out its obligations under the Collateral Agreements or any other document entered into in connection herewith or therewith.  Except as set forth on Section 3.11 of the Seller Disclosure Schedule, there are no Actions pending or, to the knowledge of Seller, threatened against or affecting Seller or any Seller Subsidiary or any of their respective Affiliates relating to or affecting the Acquired Assets, the Business or the Assumed Liabilities.  There are no outstanding Governmental Orders or settlements that restrict the Business, the Acquired Assets or the Assumed Liabilities.  There are no Actions by Seller or any Seller Subsidiary pending, or which Seller or any Seller Subsidiary intends to initiate, against any other Person, relating to or affecting the Acquired Assets, the Business or the Assumed Liabilities.

3.12                           No Violation of Law; Permits.

(a)                                  Neither Seller nor any Seller Subsidiary is or in the past three years has been in default under or in violation of, or has been charged with any violation of, in each case, in any material respect, any Law (including any applicable environmental, labor, export control or foreign corrupt practices Law, ordinance, decree or regulation of any Governmental Authority) to which Seller, any Seller Subsidiary, the Business or any of the Acquired Assets or Assumed Liabilities is or was subject.

(b)                                 The Acquired Assets include all material Permits used or held for use in, or necessary for the conduct of, the Business and the Acquired Assets (collectively, the “Business Permits”).  All of the Business Permits are listed in Section 3.12(b) of the Seller Disclosure Schedule.  All of the Business Permits have been legally obtained and maintained and are in full force and effect.  None of Seller, the Seller Subsidiaries, the Business or any of the Acquired Assets is in violation in any material respect of or is being operated in violation in any material respect of the terms of any Business Permit, and there is no pending or, to the knowledge of Seller, threatened termination, expiration or revocation thereof.

(c)                                  Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will: (i) require any assignment, consent, waiver or other action in respect of any Business Permit; (ii) result in the termination or modification of any Business Permit; or (iii) result in a need for additional Permits, except in each case as would not reasonably be expected to have a Business Material Adverse Effect or a Seller Material Adverse Effect.

3.13                           Title to Assets; Encumbrances.  Except as set forth in Section 3.13 of the Seller Disclosure Schedule, Seller or a Selling Subsidiary has, and at the Closing will have, good, valid and marketable title to, or valid and enforceable leasehold interests in, all of the Acquired Assets, free and clear of all Encumbrances and, at the Closing, Seller will convey, or cause to be conveyed, to Buyer good, valid and marketable title to all of the Acquired Assets, free and clear of all Encumbrances.

3.14                           Entire Business; Sufficiency of Assets.  Except for properties or assets replaced in the ordinary course of business by equivalent or superior properties or assets, Business Employees who are not Transferred Employees, if any, and the Excluded Assets, the Acquired Assets constitute all of the assets, properties and rights used in, held for use in, or necessary for the conduct of, the Business as heretofore conducted.  Other than tangible assets related solely to Employees other than Business Employees, all tangible assets used or held for use in, or necessary for the conduct of, the Business are included in the Acquired Assets.

3.15                           Transactions with Affiliates.  Except as set forth on Section 3.15 of the Seller Disclosure Schedule, none of the Affiliates or current or former directors, officers or employees of Seller or any Seller Subsidiary has since January 1, 2004: (i) borrowed money from or loaned money to the Business that remains outstanding; (ii) any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Business; or (iii) any interest in any of the Acquired Assets.

3.16                           Insurance.  Section 3.16 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies held by or on behalf of Seller or any Seller Subsidiary relating to the Business and a brief description of such insurance policies.

3.17                           Contracts.

(a)                                  Section 3.17 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the Contracts to which Seller or any of its Affiliates is a party or bound, in each case, that are used or held for use in, or necessary for the conduct of, the Business and that relate, in whole or in part, to: (i) any of the Acquired Assets; (ii) any of the Assumed Liabilities; (iii) any Leased Real Property; (iv) employment, consulting, non-competition or similar agreements; (v) confidentiality or non-disclosure agreement or any right to protect the confidentiality of information relating to the Business or to prevent third parties from competing with the Business or soliciting employees of the Business (other than Seller’s standard intellectual property assignment and confidentiality agreement, a copy of which is attached to Section 3.19(k) of the Seller Disclosure Schedule, or non-disclosure agreements entered into in the ordinary course of business); (vi) customer, supply, manufacturing, supplier, vendor or similar agreements; (vii) distributor, distribution, sales representative, commission or similar agreements, (viii) the lease of machinery or office equipment, (ix) containing covenants limiting the freedom of Seller or any Seller Subsidiary to compete in any line of business or with any Person or in any geographic area or market; (x) Active Customer Contracts and Dormant Customer Contracts under which the liability (other than for fraud, intentional misconduct or similar actions) of Seller or any Seller Subsidiary is not limited to the amount paid to Seller or such Seller Subsidiary or to a specific dollar amount, so long as such specific dollar amount does not exceed two times the contract amount, as applicable, under the agreement; (xi) with any directors, officers, employees, stockholders or Affiliates of Seller or any Seller Subsidiary; (xii) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of Seller or any Seller Subsidiary; (xiii) providing for any offset, countertrade or barter arrangement; (xiv) involving a joint venture; (xv) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise since January 1, 2001; (xvi) the assignment, license, sublicense or other right to use any Intellectual Property or Intellectual Property Rights of any Person; (xvii) any Seller or Seller Subsidiary obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person other than Seller or any Seller Subsidiary; (xviii) rights to indemnify arising out of acquisition or license of Intellectual Property; (xix) any joint development or joint venture agreements; (xx) source code escrow agreements (the Contracts described in clause (xvi), clause (xvii), clause (xviii), clause (xix) and this clause (xx) being sometimes referred to herein as the “IP Contracts”); (xxi) providing for the settlement of any claim and containing ongoing obligations or future rights; and (xxii) any other material Contract.

(b)                                 Each Assumed Contract is in full force and effect, is in writing and constitutes a legal, valid and binding agreement, enforceable against Seller or the applicable Seller Subsidiary and, to the knowledge of Seller, each other party thereto, in accordance with its terms.  Neither Seller nor any Seller Subsidiary nor, to the knowledge of Seller, any other party to any Assumed Contract is in any material respect in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any such Contract.  Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, no party to any Assumed Contract has notified Seller or any Seller Subsidiary of the assertion of its right to renegotiate the terms or conditions of such Assumed Contract, and, to the knowledge of Seller, no such basis exists.  There are no IP Contracts under which there is any dispute regarding the validity or scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by Seller or any Seller Subsidiary thereunder.

(c)                                  Seller has delivered, or made available, to Buyer true, correct and complete copies (or if none exist, reasonably complete and accurate written descriptions) of each Contract listed on Section 3.17(a) of the Seller Disclosure Schedule, together with all amendments and supplements thereto.

3.18                           Tangible Property.  Section 3.18 of the Seller Disclosure Schedule sets forth a true, correct and complete list of each item of Tangible Property that has a book value of $50,000 or more as of the date of this Agreement.  The Tangible Property is in good operating condition for the purpose for which it is currently being used and is free of any defects, except for ordinary wear and tear, and neither Seller nor any Seller Subsidiary has received notice that any of the Tangible Property or its operation is in violation of any existing Law.  During the past three years, there has not been any interruption of the operations of the Business due to the insufficiency of, or the inadequate maintenance of, the Tangible Property.

3.19                           Intellectual Property.

(a)                                  Section 3.19(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list and description of all Owned IP that consists of Registered Intellectual Property Rights and any common law trademarks, domain names and web addresses contained in the Owned IP.  Each listed item in Section 3.19(a) of the Seller Disclosure Schedule shall indicate, as applicable, the owner of such Owned IP, the country(ies) in which such Owned IP is registered or for which an application for registration is pending, the application number, the patent or registration number and the expiration date thereof.

(b)                                 Section 3.19(b) of the Seller Disclosure Schedule lists all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office, the United States Copyright Office, or equivalent authorities anywhere in the world (collectively, “Registration Offices”)) related to any of the Owned IP, except for any ex parte patent or trademark prosecution proceedings.

(c)                                  Each item of Owned IP, including all Registered Intellectual Property Rights, is free and clear of any Encumbrances.

(d)                                 To the extent that any Owned IP has been developed or created independently or jointly by any Person other than Seller or a Seller Subsidiary for which Seller or such Seller Subsidiary has, directly or indirectly, paid, Seller or such Seller Subsidiary has a written agreement with such Person with respect thereto, and Seller or such Seller Subsidiary thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of Law or by valid assignment.

(e)                                  Neither Seller nor any Seller Subsidiary has transferred ownership of, or granted any license of or right to use (other than Business Product license grants made to customers of Seller or a Seller Subsidiary using its standard form of license agreement in the ordinary course of business), or authorized the retention of any rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Owned IP to any other Person.  No Person who has licensed Intellectual Property or Intellectual Property Rights to Seller or any Seller Subsidiary has ownership rights or license rights to improvements made by Seller or any Seller Subsidiary in Intellectual Property that has been so licensed to Seller or such Seller Subsidiary.

(f)                                    Except as set forth on Section 3.19(f) of the Seller Disclosure Schedule, neither the Business Products nor the performance of Business Services (including products, technology or services currently under development) incorporate or contain any open source software, embedded or otherwise.

(g)                                 The operation of the Business, including the design, development, use, import, manufacture, marketing, sale, license, reproduction or distribution of the Business Products and performance of Business Services (including products, technology or services currently under development), has not and does not infringe or misappropriate the Intellectual Property Rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction.  Neither Seller nor any Seller Subsidiary has received any notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller or such Seller Subsidiary infringes or misappropriates the Intellectual Property Rights of any Person or

constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller nor any Seller Subsidiary have knowledge of any claims or any basis therefor).  None of the Owned IP is subject to any Action, no Action has been instituted or is pending or, to the knowledge of Seller, threatened, that challenges, affects or relates to the Owned IP, and Seller has no knowledge of any Action that is unasserted with respect to any of the Owned IP or any basis on which any Action could reasonably be asserted by any Person.  To the knowledge of Seller, there has been no unauthorized use by, disclosure to or by or infringement, misappropriation or other violation of any of the Owned IP by any third party and/or any current or former officer, employee, independent contractor, consultant or any other agent of Seller or any Seller Subsidiary.  No Owned IP is subject to any proceeding or outstanding Governmental Order, settlement agreement or stipulation that restricts in any manner the use, transfer, assignment or licensing thereof by Seller or any Seller Subsidiary or may affect the validity, use or enforceability of such Owned IP.  Neither Seller nor any Seller Subsidiary has received any written opinions of counsel (outside or inside) relating to infringement, validity, invalidity, enforceability or unenforceability of any Owned IP.

(h)                                 Seller and each Seller Subsidiary has any taken all reasonable steps to protect the Owned IP.  In each case in which Seller or any Seller Subsidiary has acquired any Intellectual Property or Intellectual Property Rights related to the Owned IP from any Person, Seller or such Seller Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights to Seller or such Seller Subsidiary and, to the maximum extent provided for by, and in accordance with, applicable Laws and regulations, Seller or such Seller Subsidiary has recorded each such assignment with the relevant governmental authorities, including any applicable Registration Offices.

(i)                                     All fees, annuities, royalties, honoraria and other payments that are or were due from Seller or any Seller Subsidiary on or before the Closing Date for any of the Owned IP and the IP Contracts have been paid.  All necessary documents and certificates in connection with the Owned IP have been filed with the relevant Registration Authorities for the purposes of maintaining such Owned IP in full force and effect.  There are no actions that must be taken within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining perfecting, preserving or renewing any Owned IP.

(j)                                     None of the entering into of this Agreement, the transactions contemplated by this Agreement or the Closing, including the assignment to Buyer expressly, by operation of Law or otherwise of any Contracts, will cause, as a result of any agreements or obligations of the Seller or any Seller Subsidiary, (i) Buyer or any Affiliate of Buyer to grant to any third party any right to or with respect to any Owned IP, (ii) Buyer or an Affiliate of Buyer to be bound by, or subject to, any non-competition or other material restriction on the operation or scope of its business or the Business, (iii) Buyer or any Affiliate of Buyer to be obligated to pay any royalties or other material amounts to any third party in excess of those payable by such Person in the absence of this Agreement or the transactions contemplated hereby, (iv) the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Owned IP or any IP Contract, or (v) the impairment of the right of Buyer or any Affiliate of Buyer to practice, exploit, sell, license or dispose of, or to bring any action for the infringement of, any Owned IP; provided, however, that any pre-existing agreements or obligations of Buyer or any Affiliate of Buyer do not directly contribute to any of the foregoing results.

(k)                                  Seller or a Seller Subsidiary, as applicable, has taken all commercially reasonable measures and precautions necessary to safeguard and maintain its rights in confidential information and trade secrets or rights provided by any other Person to Seller or such Seller Subsidiary.  Without limiting the foregoing, Seller and each Seller Subsidiary has, and enforces, a policy requiring each employee and consultant to execute proprietary information, confidentiality and assignment agreements substantially in Seller’s or such Seller Subsidiary’s standard forms, and all current and former employees and consultants of Seller or such Subsidiary have executed such an agreement in substantially Seller’s or such Seller Subsidiary’s standard form, which forms are attached as Section 3.19(k) of the Seller Disclosure Schedule.

(l)                                     None of the Owned IP was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, then-faculty or then-students of a university, college, other educational institution or research center was used in the development of the Owned IP, other than solely as a result of the ownership by a university, or an affiliate of a university, of less than one percent of the equity securities of Seller on a passive basis.  To the knowledge of Seller, no current or former employee, consultant or independent contractor of Seller or any Seller Subsidiary, who was involved in, or who contributed to, the creation or development of any Owned IP, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller or any Seller Subsidiary.

(m)                               Seller has made available to Buyer all information relating to any problem or issue of which Seller has knowledge with respect to any of the Business Products or Business Services that does, or may reasonably be expected to, materially and adversely affect the value, functionality or fitness for the intended purposes of the same.  Notwithstanding the foregoing, there are no defects in any Business Product, and there are no errors in any technical documentation, specifications, manuals, user guides, promotional material, drawings, flow charts, diagrams, benchmark test results and other written materials associated with or used with the Business Products, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or a Seller Material Adverse Effect.

(n)                                 Neither Seller nor any Seller Subsidiary has undertaken or omitted to undertake any acts, and, to the knowledge of Seller, no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Owned IP.

(o)                                 To the extent that any moral rights or rights of droit moral are deemed to exist or apply in any jurisdiction to any of the Intellectual Property Rights transferred hereunder, Seller and the applicable Seller Subsidiaries have waived, in favor of Buyer, any and all such moral rights or rights of droit moral.

(p)                                 Other than the Assigned Intellectual Property, no name, patent, invention, trade secret, proprietary right, software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense or other Intellectual Property Right is necessary for the operation of the Business in substantially the same manner as the Business is or was conducted by Seller and each Seller Subsidiary.

3.20                           Real Property.

(a)                                  Section 3.20(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each parcel of real property leased or subleased to or by (or otherwise occupied by) Seller or any Seller Subsidiary (the “Leased Real Property”).  Neither Seller nor any Seller Subsidiary owns any real property that is used in the Business.

(b)                                 Seller or the applicable Seller Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term of the lease of such properties, and each such parcel is free and clear of all Encumbrances.  Except as set forth on

Section 3.20(b) of the Seller Disclosure Schedule, each lease with respect to any of the Leased Real Property is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no, and neither Seller nor any Seller Subsidiary has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder.  Neither Seller nor any Seller Subsidiary owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).  Except as set forth in Section 3.20(b) of the Seller’s Disclosure Schedule, no consent is required from the lessor under any lease of the Leased Real Property to consummate the transactions contemplated by this Agreement or the Collateral Agreements.  Neither Seller nor any Seller Subsidiary has leased or sublet, as lessor or sublessor, and no third party is in possession of, any of the Leased Real Property.

(c)                                  The plants, buildings, structures and equipment on the Assumed Leased Property and each New Leased Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable in all material respects for the purposes for which they are presently being used and, to the knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such Real Property or any plants, buildings or other structures thereon.

3.21                           Environmental Matters.

(a)                                  (i) (A) Seller and each Seller Subsidiary have obtained all material Permits relating to environmental, health and safety matters necessary for the operation or conduct of the Business, (B) all such Environmental Permits are in full force and effect, (C) Seller and each Seller Subsidiary are in compliance with all terms and conditions of such Environmental Permits, (D) any applications for renewal of such Environmental Permits have been submitted on a timely basis, and (E) such Environmental Permits can be transferred without changes to their terms or conditions; (ii) Seller or a Seller Subsidiary has filed all material notices and reports required to be filed under any Environmental Law with respect to the Business or any real property used at any time in connection with the Business, including notices or reports (A) indicating past or present treatment, storage or disposal of a Hazardous Substance, (B) reporting a spill or release of a Hazardous Substance, or (C) reporting a violation of any Environmental Law or any environmental permit; (iii) Seller, the Seller Subsidiaries, the Acquired Assets and the Business are in compliance in all material respects with, and all times have complied with, all applicable Environmental Laws; (iv) no Hazardous Substances are present at or have been disposed on or released or discharged from, onto or under any of the Leased Real Property; (v) none of the Leased Real Property contains an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system or underground storage tank; (vi) none of the Leased Real Property is subject to any current or proposed environmental remediation obligations; and neither Seller nor any Subsidiary has (A) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Leased Real Property or any formerly owned, leased or operated property of the Business or any facilities or operations thereon, (B) received notice under the citizen suit provisions of any Environmental Law, (C) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Law, or (D) been subject to or threatened with any governmental or citizen enforcement action with respect to the Leased Real Property.

(b)                                 Buyer has been provided with true, correct and complete copies of all material environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted by or on behalf of, or that are in the possession of, the Business, Seller or any Seller Subsidiary in relation to any of the Leased Real Property.

3.22                           Products and Services; Liability.  There is no, and for the past three years there has not been, any Action (or, to the knowledge of Seller, any threatened Action) against Seller or any Seller Subsidiary as a result of the ownership, possession or use of a Business Product or Business Service, including any Action relating to any alleged hazard or alleged defect in performance, design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Business Product or Business Service, and to Seller’s knowledge there is no basis for any such Action.

3.23                           Product and Service Warranties; Defects; Returns; Recalls.  Each of the Business Products and Business Services provided prior to the Closing Date has complied with and conforms to all applicable federal, state, local or foreign Laws and regulations, contractual commitments and all applicable warranties, and neither Seller nor any Seller Subsidiary has any Liability (and to Seller’s Knowledge there is no basis for any present or future Action giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.  There are no Liabilities for product returns other than those arising in the ordinary course of business.  Except as set forth on Section 3.23 of the Seller Disclosure Schedule, to the knowledge of Seller, there are no threatened Actions for (i) Business Product returns, (ii) warranty obligations, or (iii) Business Services, each, other than in the ordinary course of business.  Seller has no knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any Business Product.  There is no pending or, to the knowledge of Seller, threatened recall or investigation of any Business Product or Business Service, and, to the knowledge of Seller, there is no presently existing basis for any such recall or investigation.

3.24                           Customers.  Section 3.24 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all customers of Seller and the Seller Subsidiaries that are parties to the Active Customer Contracts (the “Customers”), showing the approximate total sales of the Business to each such customer during fiscal years 2005 and 2004.  Except as set forth in Section 3.24 of the Seller Disclosure Schedule, since March 31, 2005, (i) all Customers continue to be customers of Seller or one of the Seller Subsidiaries; (ii) none of such Customers has reduced materially its business with Seller or the Seller Subsidiaries from the levels achieved during fiscal year 2005; (iii) no Customer has terminated its relationship with Seller or the Seller Subsidiaries or threatened to do so; (iv) neither Seller nor any Seller Subsidiary is involved in any Action, dispute or controversy with any Customer; and (v) there have been no adverse changes in the business relationship of Seller or any Seller Subsidiary with respect to the Business with any customer that, in the aggregate, have had or would reasonably be expected to have a Business Material Adverse Effect.

3.25                           Suppliers.  Section 3.25 of the Seller Disclosure Schedule sets forth a true, correct and complete list of the 10 largest suppliers to Seller and the Seller Subsidiaries with respect to the Business in terms of sales and purchases for fiscal years 2005 and 2004 (the “Suppliers”), showing the approximate total sales to the Business from each such supplier during each such fiscal year.  Except as set forth in Section 3.25 of the Seller Disclosure Schedule, (i) none of the Suppliers has terminated its relationship with Seller or the Seller Subsidiaries or reduced materially its sales or has threatened to do so; (ii) no Supplier has indicated to Seller or any Seller Subsidiary such Supplier’s inability to perform any services required to be performed by it under its contract with Seller or any Seller Subsidiary; (iii) neither Seller nor any Seller Subsidiary is involved in any Action, dispute or controversy with any Supplier; and (iv) there have been no adverse changes in the business relationship of Seller or any Seller Subsidiary with respect to the Business with any supplier that, in the aggregate, have had or would reasonably be expected to have a Business Material Adverse Effect.  Section 3.25 of the Seller Disclosure Schedule lists all suppliers of significant goods or services to Seller and the Seller Subsidiaries with respect to which alternative sources of supply are not readily available on comparable terms and conditions (including all suppliers that are the only reasonably available source).

3.26                           Accounts Receivable.  All accounts and notes receivable of Seller and the Seller Subsidiaries represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by Seller or a Seller Subsidiary.  The reserve on the Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice.  All of the accounts and notes receivable of Seller and the Seller Subsidiaries are, in the aggregate, collectible in full, net of the reserve therefor, in the ordinary course of business.  No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of Seller or any Seller Subsidiary are pending or, to the knowledge of Seller, threatened.  All of the accounts and notes receivable of Seller and the Seller Subsidiaries relate solely to sales of goods or services to customers of Seller or a Seller Subsidiary, none of which are Affiliates of Seller or a Seller Subsidiary.

3.27                           Absence of Certain Business Practices.  None of Seller, any Seller Subsidiary, any of their respective directors, officers, employees or agents or any other Person acting on their behalf, directly or indirectly, has, with respect to the Business, (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (ii) made any material unlawful payment to any foreign, domestic or supra-national government official or employee or to any foreign or domestic political party or campaign or violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.

3.28                           Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Buyer or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller, any Seller Subsidiary or any of their Affiliates, other than Portico Capital Securities LLC, whose fees and expenses will be paid by Seller.

3.29                           Preferences; Solvency.  Each of the following statements are, and, after giving effect to the transactions contemplated by this Agreement and the Collateral Agreements and upon any distribution of any contemplated assets of Seller to a liquidating trust or to Seller’s creditors and stockholders, each of the following statements will be true and correct:

(a)                                  The aggregate value of all assets of Seller, on a consolidated basis, or any such liquidating trust at their respective then present fair saleable values exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Seller, on a consolidated basis, or such liquidating trust.  For purposes of this Section 3.29, “present fair saleable value” means the amount that may be realized within a reasonable time through a sale within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.  In determining the present fair saleable value of Seller’s contingent liabilities (such as litigation, guarantees and pension plan liabilities), on a consolidated basis, Seller has considered such liabilities that could possibly become actual or matured liabilities.

(b)                                 Seller or any such liquidating trust is not insolvent as such term is used in Sections 547 and 548 of the United States Bankruptcy Code and all other applicable preference, fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to the Seller or such liquidating trust, including the laws of the State of Delaware.

(c)                                  The consideration received by Seller hereunder constitutes reasonably equivalent consideration for Seller’s entering into the transactions contemplated by this Agreement.

3.30                           Disclosure.  All material facts known to Seller and relating to the Business, the Acquired Assets or the Assumed Liabilities that may materially and adversely affect the same have been disclosed to Buyer in or in connection with this Agreement.  No representation or warranty of Seller contained in this Agreement, and no statement of Seller or any Seller Subsidiary contained in the Seller Disclosure Schedule or in any certificate delivered pursuant to this Agreement or any Collateral Agreement (including the Financial Statements), contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer, on behalf of itself and, if and where applicable, its Subsidiaries, hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

4.1                                 Organization and Qualification.  Each of Buyer and those of Buyer’s Subsidiaries that are or will be parties to the Collateral Agreements is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Buyer and those of Buyer’s Subsidiaries that are or will be parties to any of the Collateral Agreements is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect upon Buyer’s ability to carry out its obligations under this Agreement and the Collateral Agreements.

4.2                                 Authority; Non-Contravention; Approvals.

(a)                                  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party have been duly authorized by all requisite corporate action and does not require the approval of Buyer’s stockholders.

(b)                                 This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements to which Buyer or any of Buyer’s Subsidiaries will be a party, when duly executed and delivered by Buyer and such Subsidiaries of Buyer, will be, valid and legally binding obligations of Buyer and such Subsidiaries of Buyer, enforceable against Buyer and such Subsidiaries in accordance with their respective terms, except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in an Action at law or in equity).

(c)                                  Assuming that all Required Consents have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and, if applicable, Buyer’s Subsidiaries, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of Buyer’s organizational documents or the organizational documents of Buyer’s Subsidiaries that are or will be parties to any of the Collateral Agreements; (ii) violate or conflict with, in any material respect, or result in a material breach of or constitute (with notice or lapse of time, or both) an occurrence of material default under any provision of, result in the acceleration or cancellation of any obligation under, give rise to any claim, or give rise to any right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, Encumbrance, Contract, order, judgment, decree or other arrangement to which Buyer or any of Buyer’s Subsidiaries is a party or by which it is bound; or (iii) violate, in any material respect, any Law of any Governmental Authority having jurisdiction over Buyer.

(d)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer or any of Buyer’s Subsidiaries in connection with the execution and delivery of this Agreement or the Collateral Agreements or for the consummation of the transactions contemplated hereby or thereby by Buyer or Buyer’s Subsidiaries, except for the Required Consents.

4.3                                 Financial Ability.  As of the date hereof and at the Closing, Buyer has, and knows of no circumstance or condition that would reasonably be expected to prevent the availability at the Closing of, available sufficient cash or borrowing facilities that together will be sufficient to enable it to consummate the transactions contemplated by this Agreement, the Collateral Agreements or any other document entered into in connection herewith or therewith (including payment by Buyer of the Closing Payment and any adjustments to the Purchase Price and all associated costs and expenses).  Buyer has not incurred any obligation, commitment, restriction or other Liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its available resources and capabilities (financial or otherwise) to perform its obligations under this Agreement, the Collateral Agreements and any other document entered into in connection herewith or therewith.

4.4                                 Litigation.  There are no Actions pending or, to the knowledge of Buyer, threatened in writing that relate to this Agreement, any Collateral Agreements or any other document entered into in connection herewith or therewith, the transactions contemplated hereby or any action taken or to be taken by Buyer or any of its Subsidiaries in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby or that would have a material adverse effect on the ability of Buyer to carry out its obligations under this Agreement, the Collateral Agreements or any other document entered into in connection herewith or therewith.

4.5                                 Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Buyer or any of its Affiliates.

ARTICLE 5
COVENANTS

5.1                                 Conduct of the Business.  During the period from the date of this Agreement to the Closing, Seller shall, and shall cause each of the Seller Subsidiaries to, (i) use its commercially reasonable efforts to preserve intact the Business and to maintain the relationships of the Business with third parties having business relationships with it with a view to preserving for Buyer the Acquired Business, its assets and the goodwill associated therewith, (ii) except as set forth in Section 5.1 of the Seller Disclosure Schedule, operate and conduct the Business in the ordinary course, and (iii) keep available the services of the Business Employees.  Without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Closing, except as set forth in Section 5.1 of the Seller Disclosure Schedule, Seller shall not, and shall cause each of the Seller Subsidiaries not to, to the extent related to the Business:

(a)                                  sell, lease, license, encumber, transfer or dispose of any tangible or intangible assets or rights or acquire any material tangible or intangible assets or rights that, in either case, would be included in the Acquired Assets, except for the sale of products in the ordinary course of business;

(b)                                 engage in any activity of the type sometimes referred to as “trade loading” or “channel stuffing” or in any other activity that reasonably could be expected to result in a material reduction, temporary or otherwise, in the demand for the products offered by the Business following the Closing, including sales of a product (i) with payment terms longer than terms customarily offered by Seller or any of the Seller Subsidiaries for such product, (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the normal course of business of Seller and the Seller Subsidiaries for such product, (iii) at a price that does not give effect to any previously announced general increase in the list price for such product, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered by Seller and the Seller Subsidiaries for such product, (v) in a quantity greater than the reasonable retail or wholesale (as the case may be) resale requirement of the particular customer, or (vi) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer;

(c)                                  terminate, extend or modify any Assumed Contract;

(d)                                 waive any rights of value or suffer any loss, other than those relating solely to Excluded Assets or Excluded Liabilities;

(e)                                  take or omit to take any action that results in a material Encumbrance being imposed on any asset that may be an Acquired Asset;

(f)                                    increase in any manner the compensation or benefits of any Business Employee or consultant or pay or otherwise grant any benefit not required by any Seller Plan to any Business Employee or consultant or enter into any Contract to do any of the foregoing;

(g)                                 pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or cancel any debts relating to the Business or the Acquired Assets, other than the payment or satisfaction of any Excluded Liability;

(h)                                 settle or compromise any Action, pending or threatened, relating to any of the Acquired Assets, unless such Action constitutes an Excluded Liability;

(i)                                     layoff or terminate the employment of any Employee, other than those listed on Section 5.1(i) of the Seller Disclosure Schedule;

(j)                                     adopt, enter into or amend any Plan or employment contract with any Business Employee or enter into, adopt, extend (beyond the Closing Date), renew, enter into or amend any collective bargaining agreement or other contract with any labor organization, union or association, except in each case as required by Law or with respect to any Person that is not, and will not become, a Business Employee;

(k)                                  fail to maintain the Acquired Assets in good working condition and repair in all material respects according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(l)                                     make any capital expenditures or commitments therefor;

(m)                               make any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(n)                                 make any write-off or write-down of or make any determination to write-off or write-down any of the assets and properties of the Business;

(o)                                 make any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of Seller or any Seller Subsidiary;

(p)                                 change the character or nature of the Business, or commence or terminate any line of business;

(q)                                 take any other action or enter into any other transaction (including transactions with employees, stockholders and Affiliates of Seller or any Seller Subsidiary) that would have a Business Material Adverse Effect or other than the transactions contemplated by this Agreement; or

(r)                                    take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken could reasonably be expected to cause any representation or warranty of Seller contained in this Agreement to be untrue or incorrect or that could reasonably be expected to prevent the satisfaction of any condition set forth in ARTICLE 6.

5.2                                 Access to Information.

(a)                                  During the period from the date of this Agreement to the Closing, upon reasonable advance notice to Seller and at reasonable times during normal business hours, so that an uninterrupted and efficient operation and transfer of the Business may be accomplished, Seller shall, and shall cause the Seller Subsidiaries to, (i) provide Buyer and its Representatives with full access, upon reasonable prior notice to all of Seller’s and the Seller Subsidiaries’ personnel, officers, employees, agents, accountants, properties (including for the purpose of environmental testing) and facilities related to the Business or the Acquired Assets as well as books and records (including Contracts) relating to the Business and the Acquired Assets and (ii) furnish Buyer and its Representatives with all such information and data (including copies of Contracts, Seller Plans and other books and records) concerning the Business and operations of the Business and the Acquired Assets as Buyer or any of such Representatives reasonably may request in connection with such investigation.  Seller shall, and shall cause the Seller Subsidiaries to, assist Buyer in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to Buyer for such purposes.

(b)                                 After the Closing Date, Seller and Buyer shall, and shall cause their respective Subsidiaries to, provide to each other and to their respective officers, employees, counsel and other representatives, upon request, reasonable access for inspection and copying of all information and documents relating to the Business, the Acquired Assets or the Assumed Liabilities, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Acquired Assets or the Assumed Liabilities and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Authority, (ii) assert or defend any Action or allegation in any litigation or arbitration or in any administrative or legal proceeding, other than Actions or allegations that one party to this Agreement has asserted against the other, or (iii) subject to clause (ii) above, perform its obligations under this Agreement.  The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.  The access to information and documents contemplated by this Section 5.2(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.  Each party hereto agrees for a period extending seven years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party, shall agree in writing to take possession thereof during the ten-day period after such offer is made.

(c)                                  From time to time following the Closing, Buyer may (i) receive and open all mail addressed to Seller, any Seller Subsidiary or any of their respective Subsidiaries and (ii) deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business.  Buyer shall deliver or cause to be delivered to Seller all mail received by Buyer after the Closing addressed to Seller, any Seller Subsidiary or any of their respective Affiliates that does not relate to the Business, including all mail relating to the Excluded Assets and the Excluded Liabilities.

5.3                                 Confidentiality.

(a)                                  All information received by Buyer and/or its Representatives pursuant to Section 5.2 shall be kept confidential by them in accordance with the terms of the letter agreement, dated as of November 24, 2004, between Seller and Buyer (the “Confidentiality Agreement”).  The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing, except that the Confidentiality Agreement shall not apply to any documents prepared in connection with any proceeding before or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service to enforce the other party’s rights arising in connection with the termination of this Agreement.  The information contained herein, in the Seller Disclosure Schedule and delivered to Buyer or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Confidential Information (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference.  All obligations of Buyer and Seller under the Confidentiality Agreement shall terminate simultaneously with the Closing.

(b)                                 From and after the Closing, Seller shall hold, and shall cause the Seller Subsidiaries and all Affiliates of Seller and the Seller Subsidiaries and its and their respective Representatives to hold in confidence from any Person and to take all reasonable precautions to protect all documents and information concerning the Business (including any information that is or would have been Confidential Information under the Confidentiality Agreement), including all precautions that Seller employs with respect to its own Confidential Information, except to the limited extent (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law (and only to the limited extent compelled or required after notice and right to intervene) or (ii) disclosed in an action or proceeding brought by a party to this Agreement in pursuit of its rights or in the exercise of its remedies under this Agreement.  From and after the Closing, Buyer shall hold, and shall cause its Affiliates and its and their respective Representatives to hold in confidence from any Person and to take all reasonable precautions to protect all documents and information concerning the Excluded Assets and the Excluded Liabilities (including any information that is or would have been Confidential Information under the Confidentiality Agreement), including all precautions that Buyer employs with respect to its own Confidential Information, except to the limited extent (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law (and only to the limited extent compelled or required after notice and right to intervene) or (ii) disclosed in an action or proceeding brought by a party to this Agreement in pursuit of its rights or in the exercise of its remedies under this Agreement.

(c)                                  The parties hereto hereby acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.3 would be inadequate, and Seller and Buyer hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.

5.4                                 Commercially Reasonable Efforts.

(a)                                  During the period from the date of this Agreement to the Closing, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  Seller and Buyer each shall, and Seller shall cause the Seller Subsidiaries to, comply as promptly as practicable with the Laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby or by the Collateral Agreements and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary.  During the period from the date of this Agreement to the Closing, Seller and Buyer each shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with their preparation of any filing, registration or declaration which is necessary under or any such Laws.  Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement or the Collateral Agreements) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide the other party hereto copies of any such communications that are in writing).  Each party shall, subject to applicable Law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated hereby.  The parties agree not to participate, or to permit their Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.  During the period from the date of this Agreement to the Closing, the parties hereto shall use their respective commercially reasonable efforts and take all necessary action to obtain any clearance under any consent, approval, order or authorization of any Governmental Authority under any Law, necessary in connection with the transactions contemplated hereby or to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.  Nothing in this Agreement shall require Buyer or its Affiliates to divest or hold separate or agree to any limitations on or other requirements in respect of the operation of any business, division or operating unit of Buyer or any of its Affiliates, including the Business and the Acquired Assets from and after the Closing.

(b)                                 Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including by defending against any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c)                                  Buyer and Seller each shall, and Seller shall cause each Seller Subsidiary to, use its commercially reasonable efforts to obtain as promptly as practicable all Permits required by Law for Buyer to conduct the Acquired Business following the Closing and to own the Acquired Assets.

(d)                                 Seller and Buyer shall, and Seller shall cause the Seller Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third Persons (including any consents or approvals contemplated by ARTICLE 6) to transfer the Acquired Assets to Buyer in a manner that will avoid any applicable default, conflict, or termination of rights under or in respect of the Acquired Assets.  Nothing in this Section 5.4(d) shall (i) require Buyer or Seller to expend any sum, make a financial commitment or grant or agree to any concession to any third Person to obtain any such consent, approval or waiver or (ii) alter, diminish or otherwise affect Buyer’s rights under ARTICLE 6.

(e)                                  From time to time after the Closing, without additional consideration, each of the parties hereto shall (or, if appropriate, cause their respective Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement and the Collateral Agreements.  If any party hereto (or any of its Affiliates) shall following the Closing have in its possession any asset or right that under this Agreement should have been delivered to the other, such party shall promptly deliver or caused to be delivered such asset or right to the other.

(f)                                    Prior to the Closing Date, Buyer and Seller shall cooperate with one another and use commercially reasonable efforts to amend, supplement or otherwise renegotiate the terms of the Excluded Contracts identified in part I of Section 2.2(a) of the Seller Disclosure Schedule, in order to limit Seller’s liabilities under such Excluded Contracts (other than for fraud, intentional misconduct or similar conduct) to the amount paid to Seller by the customer under such Contract.

(g)                                 Prior to the Closing Date, Seller shall, and shall cause the Seller Subsidiaries to, use commercially reasonable efforts to obtain the signatures of the individuals listed on Section 5.4(g) of the Seller Disclosure Schedule to Seller’s standard intellectual property assignment and confidentiality agreement.

5.5                                 Exclusivity.  During the period from the date of this Agreement to the Closing, Seller shall not take, and Seller shall not authorize or permit any Seller Subsidiary or any of their Affiliates or Representatives to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction (including a licensing transaction) or business combination, in each case involving all or any portion of the Acquired Assets or the Business (each, an “Acquisition Proposal”); (ii) enter into any agreement with any Person (other than Buyer or any of its designees or assigns pursuant to this Agreement) providing for the acquisition of all or any portion of the Acquired Assets or Business (whether by merger, purchase of assets, license, tender offer or otherwise); (iii) participate in any discussion or negotiations regarding the Business or any of the Acquired Assets, assist or participate in, or agree to or endorse in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing; or (iv) furnish any information to any Person, other than Buyer, regarding the Business or any of the Acquired Assets.  Seller shall promptly (i) notify Buyer if Seller, any Seller Subsidiary or any of their Affiliates or Representatives receives any proposal or written inquiry or written request for information in connection with an

Acquisition Proposal or potential Acquisition Proposal and (ii) notify Buyer of the significant terms and conditions of any such Acquisition Proposal (including the identity of the party submitting any such proposal, inquiry or request).

5.6                                 Notification.

(a)                                  During the period from the date of this Agreement to the Closing, each party hereto shall notify the other party in writing promptly after becoming aware of (i) any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule, in the case such notifying party is Buyer, or that is necessary to complete or correct any information in such schedule, in the case such notifying party is Buyer, or in any representation and warranty of such notifying party that has been rendered inaccurate thereby, (ii) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any condition of the other party set forth in ARTICLE 6 to be unsatisfied in any material respect, and (iii) any material failure of such notifying party, any Affiliate of such notifying party or any of their respective Representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)                                 No notice given pursuant to this Section 5.6 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any party’s right to indemnity under ARTICLE 7.

5.7                                 Tax Matters.

(a)                                  Any amount withheld by Buyer pursuant to Section 1445 of the Code or other applicable provision of Law shall be treated for all purposes of this Agreement as if it were paid by Buyer to Seller.

(b)                                 All transfer, registration, stamp, value added, documentary, recordation, sales, use and similar fees or taxes (including all applicable real estate transfer taxes and transfer taxes), including any penalties, interest and additions to such fees and taxes incurred in connection with this Agreement (the “Transfer Taxes”) shall be borne equally by Seller and Buyer.  Seller and Buyer shall cooperate in the timely payment of any Transfer Taxes and in the timely making of all filings, returns, reports and forms as may be required in connection therewith, and Seller shall file, or cause to be filed, all such filings, returns, reports and forms.

(c)                                  Seller and the Seller Subsidiaries, as applicable, shall be liable for any and all Taxes of or relating to the Acquired Assets or Business for any period or portion thereof ending prior to the Closing Date, including all Taxes imposed on Buyer as a result of the application of Section 6901 of the Code or similar provision of foreign, state or local law.

(d)                                 Seller shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation to any Employee in connection with the operation or conduct of the Business prior to or on the Closing Date and (ii) Buyer shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid to any Transferred Employee in connection with the operation or conduct of the Acquired Business after the Closing Date.

(e)                                  In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to Taxes, and as necessary or desirable in order to minimize any withholding Taxes imposed on the transactions contemplated by this Agreement, Seller and the Seller Subsidiaries, on the one hand, and Buyer, on the other hand, shall cooperate fully with each other, including the furnishing or making available of records, personnel, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes in accordance with the provisions of Section 5.2(b).

(f)                                    Seller and Buyer agree that the sum of the Purchase Price shall be allocated among the Acquired Assets sold by Seller and the Seller Subsidiaries in accordance with an allocation schedule (the “Allocation Schedule”).  Each of Seller and Buyer will use commercially reasonable efforts to agree upon the Allocation Schedule as soon as practicable after the date hereof but no later than the Closing Date.  Within 60 days following the determination of the adjustment, if any, pursuant to Section 2.6, Seller and Buyer shall attempt in good faith to agree upon the allocation of such adjustment.  The allocation of such adjustment shall take into account the item or items to which it is attributable and shall, to the extent such allocation is agreed by Seller and Buyer, be reflected on a revised Allocation Schedule.  Buyer shall (and Buyer shall cause each relevant Subsidiary of Buyer to) and Seller shall (and Seller shall cause each Seller Subsidiary to) report the federal, state, local and foreign income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule (as revised pursuant to this Section, if applicable).  Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), neither Buyer nor Seller (nor any relevant Subsidiary of Buyer or any Seller Subsidiary) shall take a position inconsistent with such allocations on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise.  Within a reasonable period before the due date of such statements, each of Seller and Buyer shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Authority charged with collection of any Tax.

(g)                                 All payments under this Agreement will be made without deduction or withholding for or on account of any Taxes unless such deduction or withholding is required by any applicable Law then in effect.  If Buyer or its assignee is so required to deduct or withhold, then such party shall:

(i)                                     promptly notify Seller of such requirement;

(ii)                                  pay to the relevant authorities the full amount to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Seller; and

(iii)                               promptly forward to Seller an official receipt (or certified copy), or other documentation, reasonably acceptable to Seller, evidencing such payments to such authorities.

Buyer or its assignee shall not deduct or withhold on account of Taxes, even where required by applicable Law, as modified by the practice of any relevant revenue Governmental Authority, then in effect, if Seller shall have presented to Buyer, at least two Business Days prior to any payment required by Buyer or its assignee, a certified copy of a waiver to such deduction or withholding obligation, issued by the relevant Governmental Authority.

5.8                                 Use of Name and Trademarks.  Seller agrees, on behalf of itself and the Seller Subsidiaries, that from and after the Closing, none of them will use, license or authorize any third party to use the names set forth in Section 5.8 of the Seller Disclosure Schedule or any abbreviation of or derivation from such names or any name similar to any such names in any form whatsoever, including in respect of advertising and promotional materials.  Simultaneously with the Closing, Seller shall cause each entity listed on Schedule 5.8 of the Seller Disclosure Schedule to amend its respective certificate or articles of incorporation or similar governing document to change its respective name to a name that does not contain the words “S2 Systems,” or substantially similar words.  Seller agrees, on behalf of itself and the Seller Subsidiaries, that from and after the Closing, none of them will use, license or authorize any third party to use, any other name, slogan, logo, tradename or trademark (“Name”) or any abbreviation of or derivation from any such Name or any Name similar to any Name used in connection with the Business as of the Closing Date.  Notwithstanding the foregoing, Seller and the Seller Subsidiaries shall have the right to continue to use the Names following Closing solely as necessary to allow Seller to (a) satisfy its obligations with respect to the Excluded Liabilities and (b) satisfy its obligations under the Excluded Contracts and the other Excluded Assets.

5.9                                 Non-Competition; Non-Solicitation.

(a)                                  Seller, on behalf of itself and the Seller Subsidiaries, understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Law and not otherwise provided pursuant to this Agreement and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.9 and, therefore, for a period of three years from and after the Closing Date, Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, (i) engage in the design, development, marketing, production (other than as a supplier to Buyer) or sale of any product or service that has the same or similar specification or functionality as a Business Product or Business Service, including, enhancements, derivatives, modifications, evolutions or combinations of or with a Business Product (“Competitive Products”), (ii) acquire, own, invest in, manage, operate or participate in any manner in the ownership, financing, management or operation of any business that engages or intends to engage in any facet of the Business anywhere in the world, or (iii) utilize its knowledge of the Business or its relationships with customers, suppliers or others to engage or facilitate others to engage in any facet of the Business anywhere in the world.  The foregoing restricted activities set forth in clauses (i), (ii) and (iii) in the preceding sentence are sometimes hereinafter referred to collectively as “Competitive Activities.”

(b)                                 Section 5.9(a) shall be deemed not breached as a result of: (i) the acquisition of control of Seller or any Seller Subsidiary (or all or substantially all of their assets) by any Person, including a Person engaged in any Competitive Activities and such acquiror or any of its Affiliates may engage in any activity prohibited or restricted by Section 5.9(a); or (ii) Seller or any Seller Subsidiary acquiring any business, an incidental or immaterial portion of which (the “Competing Portion”) engages in the same industry as the Business, or operating the Competing Portion on a temporary basis; provided that Seller sells, divests and transfers the Competing Portion to Buyer or an unaffiliated third party as soon as reasonably commercially practicable, or ceases to operate the Competing Portion, in either case not later than three months from the relevant acquisition.  Notwithstanding anything to the contrary contained in this Section 5.9, Seller may perform any act or conduct any business contemplated hereby or by the Collateral Agreements.  Without limiting the generality of the foregoing, Seller may take all actions reasonably necessary to (i) satisfy its obligations with respect to the Excluded Liabilities, (ii) satisfy its obligations under the Excluded Contracts and the other Excluded Assets, and (iii) wind up its business and affairs without violating the terms of Section 5.9(a).

(c)                                  From and after the date hereof and for a period of 12 months after the Closing Date, each of the parties shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, solicit, recruit or hire (as an employee or contractor) any Person who is an officer, director or employee of the other party or any of its Subsidiaries or induce any Person who is a director, officer or employee of the other party or any of its Subsidiaries to terminate the employment of or relationship with the other party or its respective Subsidiary, unless such Person (i) contacts such party or its respective Subsidiary voluntarily (without any solicitation from such party or its respective Subsidiary) or (ii) is terminated by the respective party or Subsidiary.  For purposes of this Section 5.9(c), advertisements of employment opportunities in media available to the general public does not constitute “solicitation” and either party shall not be prohibited from hiring any person who responds to any such advertisements or solicitations.  Notwithstanding the foregoing, the foregoing provisions of this Section 5.9(c) shall not be applicable to Buyer or any of its Subsidiaries with respect to any of the Business Employees.

(d)                                 Seller and Buyer recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section.  It is the intention of the parties that the provisions of this Section 5.9 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 5.9 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.9.  Accordingly, if any provision of this Section 5.9 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.  Seller hereby acknowledges and agrees that the covenants set forth in this Section 5.9 are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of Buyer and its Affiliates, which include the interests of Buyer and its Affiliates to protect (i) valuable confidential business information, (ii) substantial relationships with customers worldwide, and (iii) customer goodwill associated with the ongoing business.  Seller, on behalf of itself and its Representatives, expressly authorizes the enforcement of the covenants set forth in this Section 5.9 by Buyer and its Affiliates, the permitted assigns of Buyer and its Affiliates and any successors of Buyer or its Affiliates.

(e)                                  The parties hereto hereby acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.9 would be inadequate, and Seller and Buyer hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained.

5.10                           Assignment of Rights.

(a)                                  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset, including any Assumed Contract, if such assignment, without the consent of a third party, would constitute a breach or other contravention or cancellation of such Acquired Asset (“Nonassignable Assets”) unless and until such consent shall have been obtained.  Seller and Buyer shall continue to cooperate in good faith and to use their respective commercially reasonable efforts, other than the expenditure of money outside the ordinary course of business, to obtain the consent of the other parties to the assignment to Buyer of any such Acquired Asset or any claim, right or any benefit arising thereunder as Buyer may request as soon as practicable after the Closing Date.  If Buyer and Seller determine that any consent to assignment to Buyer is reasonably necessary to the continued operation of the Acquired Business either commercially or in accordance with applicable legal requirements, then, except where such action would be unlawful or prohibited by the affected Contract or other asset, such Nonassignable Asset shall be held, as of and from the Closing Date, by Seller or the applicable Selling Subsidiary in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or such

Selling Subsidiary’s name and all benefits and obligations existing thereunder shall be for Buyer’s account.  Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Nonassignable Asset and to effect collection of money or other consideration that becomes due and payable under such Nonassignable Asset, and Seller or the applicable Selling Subsidiary shall promptly pay over to Buyer all money or other consideration received by it in respect of such Nonassignable Asset until such Nonassignable Asset is properly assigned to Buyer or expires at the earliest opportunity in accordance with its terms, provided that Buyer shall perform Seller’s obligations thereunder arising after the Closing.  As of and from the Closing Date, Seller, on behalf of itself, the Selling Subsidiaries and their Affiliates, authorizes Buyer, except to the extent prohibited by the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and/or receive all the benefits of Seller or the Selling Subsidiaries under the Nonassignable Assets, and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Selling Subsidiary and on such Selling Subsidiary’s behalf with respect thereto.

(b)                                 The provisions of this Section 5.10 shall not limit, modify or otherwise affect any representation or warranty of Seller under this Agreement.  Accordingly, nothing in this Section 5.10 shall affect Buyer’s other rights under this Agreement and shall not affect the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.  Without limiting the generality or effect of Section 5.4, in the event that it is learned by either party hereto following the execution and delivery of this Agreement that Section 3.19(a) of the Seller Disclosure Schedule failed to include or describe any additional Intellectual Property and/or Intellectual Property Rights, causing the representations and warranties made by Seller in Section 3.19(a) not to be true and correct in all respects as of the date hereof and/or at and as of the Closing Date as if made on that date, then (i) such party shall promptly thereafter notify the other party and (ii) Seller shall take such actions as reasonably requested by Buyer in writing to ensure that Buyer is entitled to the same rights with respect to such additional Intellectual Property and/or Intellectual Property Rights, as applicable, that Buyer would have enjoyed if such additional Intellectual Property and/or Intellectual Property Rights, as applicable, had always been included or described in such applicable Section(s) of the Seller Disclosure Schedule.

5.11                           Insurance Coverage.

(a)                                  Effective 12:01 a.m. on the Closing Date, the Acquired Business shall cease to be insured by Seller’s and Seller Subsidiaries’ insurance policies, except as provided in the last sentence of this Section 5.11(a).  With respect to events or circumstances covered by insurance coverage written on an “occurrence basis,” Seller and the Seller Subsidiaries shall have no liability for occurrences related to the Acquired Business that take place on and after 12:01 a.m. on the Closing Date.  With respect to insurance coverage written on a “claims made” basis, Seller and Seller Subsidiaries shall have no liability under such insurance coverage for claims related to the Acquired Business made after 12:01 a.m. on the Closing Date.  Seller shall maintain a policy of E&O insurance written on an “occurrence basis,” to be effective as of 12:01 a.m. on the Closing Date, for a period of three years after the Closing Date, the cost of which shall be borne equally by Seller and Buyer.

(b)                                 From and after the Closing Date, Seller and the Selling Subsidiaries shall not have any liability for self-insured workers’ compensation claims with respect to the Transferred Employees to the extent that such liability relates to claims arising from accidents or illnesses occurring subsequent to the Closing Date.  Notwithstanding anything to the contrary contained herein, Seller and the Seller Subsidiaries shall retain liability for all claims or payments arising from accidents or illnesses occurring in whole or in part on or prior to the Closing Date (except to the extent that an event occurring subsequent to the Closing Date results in additional claims or payments, in which case Buyer shall be responsible only for such additional claims or payments).  Buyer shall take all steps necessary under any

Law to assume the liability for self-insured workers’ compensation pursuant to this Section 5.11(b) and shall fully indemnify Seller and the Selling Subsidiaries with respect to any liability, claim, damage or expense of any kind whatsoever arising out of or relating to any self-insured workers’ compensation claim assumed by Buyer hereunder.  Seller and the Seller Subsidiaries shall fully indemnify Buyer with respect to any Liability, claim, damage or expense of any kind whatsoever arising out of or relating to any self-insured workers’ compensation claims retained by Seller or the Seller Subsidiaries hereunder.  Buyer shall cooperate with Seller and the Seller Subsidiaries in order to obtain the return or release of bonds or securities or indemnifications given by Seller or the Seller Subsidiaries to any state in connection with workers’ compensation self-insurance with respect to the Acquired Business; and, in order to effectuate such return or release, Buyer shall, to the extent required by any state, post its own bonds, letters of credit, indemnifications or other securities in substitution therefor.

5.12                           Certain Services and Benefits Provided by Affiliates.  Buyer acknowledges that the Acquired Business currently receives from Seller, the Seller Subsidiaries and their respective Affiliates certain administrative and corporate (overhead, shared and other) services, including:  computer and information processing services; finance, accounting and payroll services; facilities management services, treasury services (including banking, insurance, administration, taxation and internal audit); general administrative services; executive and management services; legal services; and human resources services.  Buyer further acknowledges that, except as expressly provided in the Transition Services Agreement, all such services and benefits shall cease, and any agreement in respect thereof shall terminate, as of the Closing Date, and Seller acknowledges that no further payments with respect to such services shall be payable to Seller or any of its Affiliates as of the Closing Date.

5.13                           Business Employees.

(a)                                  On or prior to the Closing Date, Buyer shall make offers, subject to the terms and conditions determined by Buyer, to engage certain of the Employees listed on Section 5.13 of the Seller Disclosure Schedule (including those absent due to vacation, holiday, illness, approved leave of absence or short-term disability, but excluding any Employees on long-term disability) as employees of Buyer effective upon the Closing or, in respect of any Employee to whom Section 5.20 applies, such later date as set forth in the Employee’s offer of employment (such Employees receiving offers from Buyer or one of its Affiliates, “Business Employees”).  Such offers of employment shall be at a base salary or base hourly rate of pay that is not less than each such Business Employee’s base salary or hourly rate of pay as set forth on Section 3.9 of the Seller Disclosure Schedule.  Business Employees who receive and accept offers of employment from Buyer or its Affiliates are referred to as “Transferred Employees” as of the effective date of their employment with Buyer, and shall enter into such agreements as may be requested by Buyer, which may include customary invention assignment, confidentiality, non-solicitation and non-competition provisions.  Employment with Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date.  Seller hereby agrees to use its commercially reasonable efforts, and to cause each Seller Subsidiary to use its commercially reasonable efforts, to assist Buyer in making offers and hiring any of the Business Employees, including providing Buyer with access to such Business Employees during the period from the effective date of this Agreement until Closing and using commercially reasonable efforts to have the Business Employees accept employment with Buyer or its Affiliates.  Seller shall not take, and shall cause each of the Seller Subsidiaries and each Affiliate of Seller and the Seller Subsidiaries not to take, any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees.  Seller shall be responsible for Employees who do not become Transferred Employees and for all severance, costs and expenses related to such Employees.

(b)                                 No employment related liabilities arising through the Closing Date with respect to any Transferred Employees, any other employees of Seller or any Seller Subsidiary or any of their respective beneficiaries shall be assigned to or assumed by Buyer.  Seller shall pay each Transferred Employee any and all salary and other employment benefits due to such Transferred Employee through the Closing Date, including any payments with respect to severance or prior notice of termination.  Seller shall indemnify Buyer from and against any and all employment related liabilities through the Closing Date, including (i) any liabilities arising from the termination of employees (including Transferred Employees or other Employees) by Seller or any Seller Subsidiary, (ii) any payments due to any Transferred Employees, other Employees or their respective beneficiaries at any time pursuant to any retention bonus arrangement, severance program, change in control provision or similar arrangement to which Seller or any Seller Subsidiary is a party that is in effect on or prior to the Closing Date, (iii) any and all Liabilities under any Seller Plan, (iv) any and all expense liabilities incurred by Transferred Employees, other Employees or their respective beneficiaries through the Closing Date under the Seller Plans, (v) any and all liabilities arising from the failure to provide continuation coverage required by Section 4980B of the Code with respect to Transferred Employees, other Employees or their respective beneficiaries, and (vi) any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Employees, other Employees or their respective beneficiaries in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or conditions that existed or occurred in whole on or prior to the Closing Date (collectively, the “Pre-Closing Employment Related Liabilities”).  Seller agrees that any and all Pre-Closing Employment Related Liabilities are Excluded Liabilities.

(c)                                  Buyer shall not assume any Seller Plan.

(d)                                 Except to the extent prohibited by applicable law, beginning immediately after the Closing Date, the Transferred Employees, while employed by Buyer or one of its Affiliates, shall be eligible to participate in Buyer’s or its Affiliate’s employee benefit plans (the “Buyer Benefit Plans”) that provide employee benefits that in the aggregate are comparable to those afforded to other similarly situated employees of Buyer, subject to the terms and conditions of such plans.  Except to the extent prohibited by applicable law, the Buyer Benefit Plans shall recognize prior service with Seller or its Subsidiaries to the extent recognized under the corresponding Seller Plans prior to the Closing Date as service with Buyer for eligibility and vesting purposes.

5.14                           Bulk Sale Filings.  Buyer hereby waives, in connection with the transactions contemplated by this Agreement, compliance with the “bulk sales” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where Seller or any Selling Subsidiary owns assets to be conveyed to Buyer or any of its Subsidiaries hereunder and other similar bulk transfer notice provisions other than bulk sale tax notice provisions.  Seller shall indemnify and hold harmless Buyer against any and all liabilities that may be asserted by third parties against Buyer as a result of such noncompliance.

5.15                           Public Announcements.  Prior to the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby.  Except for such press release, neither Seller nor Buyer shall, and Seller and Buyer shall cause their respective Affiliates not to, without the approval of the other party hereto, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or securities Law disclosure obligations or other obligations under this Agreement.

5.16                           Customer and Other Business Relationships; Cooperation.

(a)                                  Seller, on behalf of itself and the Seller Subsidiaries, hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller or the Seller Subsidiaries, as applicable, with full power of substitution in the name of Buyer, or in the name of Seller or the Seller Subsidiaries, as applicable, but for the benefit of Buyer, (i) to collect for the account of Buyer any items of the Acquired Assets and (ii) to institute and prosecute all proceedings that Buyer may in its sole discretion deem proper to assert or enforce any right, title or interest in, to or under the Acquired Assets, and to defend or compromise any and all Actions in respect of the Acquired Assets.  Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

(b)                                 Prior to the Closing and from time to time thereafter until 12 months after the Closing Date, (i) Seller shall, and shall cause its Subsidiaries and Representatives to, cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller or any Seller Subsidiary relating to the Acquired Business existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others and (ii) Seller shall not, and shall cause each Seller Subsidiary not to, take any action to discourage any lessor, licensor, customer, supplier or other business associate of Seller or any Seller Subsidiary from maintaining the same (or similar) business relationships with Buyer after the Closing as it maintained with Seller or any Seller Subsidiary prior to the Closing.

(c)                                  Seller shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things reasonably necessary, proper, or advisable to register, maintain, and prevent the diminution in value of the Assigned Intellectual Property, including filing any affidavits of use in commerce with any applicable Registration Offices, paying all recordation, registration, maintenance, and other fees, responding to all office actions or other correspondence from the Registration Offices, obtaining and recording all documents necessary to establish, maintain, transfer, or identify Buyer’s rights in such Intellectual Property, including all necessary assignments of such Assigned Intellectual Property and fulfilling all of its duties and obligations and avoid any material defaults under all Contracts regarding Assigned Intellectual Property, and assist Buyer after the Closing with respect to any legal or administrative action relating to the Intellectual Property, including before any of the Registration Offices.

5.17                           Excluded Contracts.  If any Excluded Contract identified in part I of Section 2.2(a) of the Seller Disclosure Schedule is amended or supplemented prior to Closing to provide that the liabilities (other than for fraud, intentional misconduct or similar conduct) of Seller or the applicable Selling Subsidiary under such Excluded Contract are limited to the amount paid to Seller or such Selling Subsidiary by the customer under such Excluded Contract, as contemplated by Section 5.4(f), Section 2.2(a) of the Seller Disclosure Schedule shall be amended to remove such Excluded Contract and Section 2.1(e) of the Seller Disclosure Schedule shall be amended to add such contract as an Assumed Contract.

5.18                           Termination and Renegotiation of Leases.  Prior to the Closing, Seller shall terminate the lease for each Leased Real Property identified on Section 5.18 of the Seller Disclosure Schedule (the “New Leased Properties”) and shall use commercially reasonable efforts to assist Buyer and its Subsidiaries in entering into new leases for each such New Leased Property, and Buyer shall use commercially reasonable efforts to enter into a new lease covering each such New Leased Property, each such lease to contain commercially reasonable terms and conditions acceptable to Buyer.

5.19                           Sales and Use Taxes.

(a)                                  Seller will use its commercially reasonable efforts to obtain tax clearance certificates, letters or other receipts indicating no Taxes are due in any state or foreign jurisdiction where the Seller or any Seller Subsidiary is registered for sales and use tax purposes (or the foreign jurisdiction equivalent).  Seller and Buyer will each use commercially reasonable efforts to identify and mutually determine the aggregate amount of sales and use taxes (or foreign jurisdiction equivalents) due and payable or estimated to be due and payable by Seller or any Seller Subsidiary to any Governmental Authority for any period prior to the Closing Date (collectively, the “Tax Settlement Amount”) no later than three Business Days prior to the Closing Date.

(b)                                 Seller will use its commercially reasonable efforts to obtain executed officers’ certificates of occasional sale exemption qualification or similar instruments as required by applicable law for every state in any state or foreign jurisdiction where the Seller or any Seller Subsidiary is registered for sales and use tax purposes (or the foreign jurisdiction equivalent) where such exemption is available.

(c)                                  Promptly after the Closing, Seller and the Selling Subsidiaries will (i) file final sales and use tax returns in every state or foreign jurisdiction in which they are registered for sales and use tax purposes (or the foreign jurisdiction equivalent), other than the State of Texas or any other state or foreign jurisdiction where Seller or a Seller Subsidiary has obligations in respect of any Excluded Contract under this Agreement or the Customer Services Agreement, and (ii) wind up their respective business operations in every state or foreign jurisdiction in which they are registered for sales and use tax purposes (or the foreign jurisdiction equivalent), other than the State of Texas or any other state or foreign jurisdiction where Seller or a Seller Subsidiary has obligations in respect of any Excluded Contract under this Agreement or the Customer Services Agreement.

5.20                           Dubai and Saudi Arabia Licenses.  Buyer will cause its subsidiary ACI Worldwide (EMEA) Limited (UK) (the “UK Subsidiary”) to use commercially reasonable efforts to register a branch in each of Dubai and Saudi Arabia prior to the Closing Date.  If the UK Subsidiary is unable to register one or both branches prior to the Closing Date, Buyer and Seller agree that they will enter into a commercially reasonable arrangement under which Seller will grant to the UK Subsidiary a license, at Buyer’s expense, for an aggregate amount equal to Seller’s cost to use some or all of (a) the premises leased under the Dubai Lease, (b) the assets used in the operation of the Business in Dubai, and (c) the Business Employees domiciled in Dubai, and (d) the Business Employees domiciled in Saudi Arabia, in each case, until such time as the UK Subsidiary completes the registration of a branch in Dubai and/or Saudi Arabia, as the case may be.

5.21                           Distribution; Dissolution.

(a)                                  Before Seller distributes any portion of the Purchase Price to its stockholders, Seller shall either set aside a sufficient amount of the Purchase Price or use the proceeds that Seller receives from the Purchase Price or otherwise make arrangements to (i) pay in full all outstanding capital lease obligations, (ii) repay all known Liabilities (with the exception of any Assumed Liabilities), and (iii) establish adequate reserves for all contingent, conditional or unmatured liabilities and for Actions that have not been made known to Seller or that have not arisen but are reasonably likely to become known or to arise after the date of dissolution, liquidation or wind-up of Seller.  Seller further agrees to remain solvent after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and in no event shall Seller file a voluntary bankruptcy petition for at least 90 days following the Closing Date.

(b)                                 For the purposes of this Section 5.21, “solvent” shall mean, with respect to any Person on any date, that on such date (i) the fair value of the assets of such Person is not less than the amount that will be required to pay the debts of such Person as they become absolute and matured, (ii) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (iii) that such Person will be able to pay its debts as they become due in the usual course of business, and (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute unreasonably small capital.

(c)                                  In the event that any Seller winds up its business and dissolves or liquidates, it shall do so only in accordance with all applicable laws, including the laws of the State of Delaware.

ARTICLE 6
CONDITIONS

6.1                                 Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                  All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(b)                                 No Action by any Governmental Authority shall have been instituted to restrain, prohibit or invalidate the transactions contemplated by this Agreement.  There shall be no Governmental Order in existence that prohibits or could reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement or renders it unlawful to consummate.

6.2                                 Conditions to the Buyer’s Obligations. The obligations of Buyer to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                  Each of the representations and warranties made by Seller in this Agreement that is qualified by reference to materiality, Seller Material Adverse Effect or Business Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by Seller in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b)                                 Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(c)                                  Since the date of the Balance Sheet, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have, a Seller Material Adverse Effect or a Business Material Adverse Effect.

(d)                                 All consents or approvals listed in Section 6.2(d) of the Seller Disclosure Schedule shall have been obtained, and Buyer shall have received copies of such consents in form and substance reasonably satisfactory to Buyer.

(e)                                  Seller shall have executed and delivered, or cause to be executed and delivered, to Buyer all of the documents required by Section 2.11.

(f)                                    Buyer or one of its Subsidiaries shall have entered into a new lease covering each New Leased Property and shall have entered into any agreement required by the landlord under the Heathrow Lease in connection with the execution of the Heathrow License.

(g)                                 The individuals listed on Section 6.2(g) of the Seller Disclosure Schedule shall have executed and delivered Employment and Non-Competition Agreements in form and substance satisfactory to Buyer.

6.3                                 Conditions to Seller’s Obligations.  The obligations of Seller to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                  Each of the representations and warranties made by Buyer in this Agreement that is qualified by reference to materiality or Buyer Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by Buyer in this Agreement shall by true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b)                                 Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

(c)                                  Buyer shall have executed and delivered, or cause to be executed and delivered, to Seller all of the documents required by Section 2.10.

ARTICLE 7
SURVIVAL; INDEMNIFICATION

7.1                                 Survival of Representations, Warranties, Covenants and Agreements.

(a)                                  The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing (i) indefinitely with respect to the representations and warranties contained in Sections 3.1, 3.3(a), 3.3(b), 3.13, 4.1, 4.2(a) and 4.2(b)(the “Excluded Representations”); and (ii) until 18 months after the Closing Date in the case of all other representations and warranties; provided, however, that any representation, warranty that would otherwise terminate in accordance with clause (ii) above will continue to survive if a notice of a claim shall have been given under this ARTICLE 7 on or prior to the date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this ARTICLE 7.  Except as otherwise expressly provided in this Agreement, each covenant hereunder shall survive the Closing indefinitely or in accordance with its terms, if any.

(b)                                 For purposes of this Agreement, a party’s representations and warranties shall be deemed to include all documents or certificates delivered by or on behalf of such party in connection with this Agreement.  No party’s rights hereunder (including rights under this ARTICLE 7) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

7.2                                 Indemnification of Buyer.  Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective successors and the respective shareholders, officers, directors, employees and agents of each such Indemnified Person (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses that may be asserted against or paid, suffered or incurred by any Buyer Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to (a) any inaccuracy in or any breach of any representation and warranty made by Seller or any Selling Subsidiary in this Agreement, in any of the Collateral Agreements or in any certificate delivered by Seller or any Selling Subsidiary pursuant to this Agreement or any Collateral Agreement; provided, however, that if any such representation or warranty (other than the representations and warranties contained in Section 3.6) is qualified in any respect by materiality, Seller Material Adverse Effect or Business Material Adverse Effect, for purposes of this clause (a) such materiality, Seller Material Adverse Effect or Business Material Adverse Effect qualification will in all respects be ignored; (b) any failure by Seller or any Selling Subsidiary to perform or fulfill any of its covenants or agreements required to be performed by Seller or any Selling Subsidiary under this Agreement, the Collateral Agreements or any certificate delivered by Seller or any Selling Subsidiary pursuant to this Agreement; (c) any Excluded Liability; and (d) the failure of Seller to comply with any bulk sales Laws and Buyer’s waiver of compliance with such Laws.

7.3                                 Indemnification of Seller.  Buyer shall indemnify and hold harmless Seller and its Affiliates and successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) (collectively the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party that, directly or indirectly, arise out of, result from, are based upon or relate to (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement; provided, however, that if any such representation or warranty is qualified in any respect by materiality, for purposes of this ARTICLE 7 such materiality qualification will in all respects be ignored; (b) any failure by Buyer to perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement, the Collateral Agreements or any document or other paper delivered by Buyer pursuant to this Agreement; and (c) any Assumed Liability; and (d) Buyer’s performance of any Nonassignable Asset in accordance with Section 5.10.

7.4                                 Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under this ARTICLE 7 shall be asserted and resolved as follows:

(a)                                  In the event that any Indemnified Party should have a claim against any Indemnifying Party under Section 7.2 or 7.3 that does not involve a third-party claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.2 or 7.3, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 7.2 or 7.3, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  No delay in or failure to give notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.4(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this

Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b)                                 If such claim involves a claim by a third party against the Indemnified Party, and provided that such claim solely involves monetary damages and the majority of such monetary damages would be payable by the Indemnifying Party pursuant to the indemnification obligations set forth in this Agreement in the event such third party won such claim, the Indemnifying Party may, within 10 days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel of its own choice, reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Indemnifying Party), provided that the Indemnified Party may, at its sole cost and expense, participate in such settlement or defense through counsel chosen by it without any right to control thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith.  No delay in or failure to give notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.4(b) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(c)                                  For all other such claims that involve a claim by a third party against the Indemnified Party, the Indemnified Party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the Indemnifying Party, any third party legal action or other claim, but the Indemnifying Party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the Indemnified Party shall fail to defend any such legal action or other claim, then the Indemnifying Party may defend, through counsel of its own choosing, such legal action or other claim, and so long as it gives the Indemnified Party at least 15 days’ notice of the terms of the proposed settlement thereof and permits the Indemnified Party to then undertake the defense thereof, except as set forth below, and settle such legal action or other claim and reduce the Indemnity Amount in the amount of such settlement or of any judgment and the costs and expenses of such defense.

(d)                                 Notwithstanding any of the foregoing, (i) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in Section 7.4(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this ARTICLE 7 with respect to such claim, and (iii) except as provided in Section 7.4(c), the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld.  So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.

(e)                                  If the Indemnifying Party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the 10-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith.

(f)                                    The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.  Any defense costs required to be paid by the Indemnifying Party shall be paid as incurred, promptly against delivery of invoices therefor.

(g)                                 So long as funds continue to be held in accordance with the Escrow Agreement, Losses recoverable by the Buyer Indemnified Parties under Section 7.2 shall first be recoverable from the funds held in accordance with the Escrow Agreement.

7.5                                 Limitations.  No amounts of indemnity shall be payable as a result of any claim arising under clause (a) of Section 7.2, other than a claim arising out of an inaccuracy or breach of an Excluded Representation, or clause (a) of Section 7.3 unless and until the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, have suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of Three Hundred Thousand U.S. Dollars (US $300,000) (the “Deductible Amount”) in the aggregate, in which case the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, may bring a claim only for Losses in excess of the Deductible Amount.  Nothing in the preceding sentence shall apply to, or in any way limit the obligations of, an Indemnifying Party to pay all defense costs in respect of third-party claims.  The maximum liability of Seller under clause (a) of Section 7.2, other than for a claim arising out of an inaccuracy or breach of an Excluded Representation, shall not exceed the amount of the Escrow Funds plus any Set-Off Amount available in accordance with Section 2.7(h) (collectively, the “Cap”) in the aggregate, and the maximum liability of Buyer under clause (a) of Section 7.3, other than for a claim arising out of an inaccuracy or breach of an Excluded Representation, shall not exceed the Cap in the aggregate.  In determining the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty, any materiality, Seller Material Adverse Effect or Business Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored.

7.6                                 Exclusive Remedy.  Other than with respect to claims for fraud, the adjustment to the Purchase Price contemplated by Section 2.6, the Contingent Payments to be made under Section 2.7 and the right of set-off contained in Section 2.7(h), the indemnification provided in this ARTICLE 7 shall be the exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right or Action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under Sections 5.3, 5.8 or 5.9 of this Agreement or any Collateral Agreement.

7.7                                 Character of Indemnity Payments.  The parties hereto hereby acknowledge and agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law (including by a determination of a Tax authority that, under applicable Law, is not subject to further review or appeal).  If an indemnification payment by Law cannot be treated as an adjustment to Purchase Price, the Indemnifying Party will pay an amount to the Indemnified Party that reflects the hypothetical Tax consequences of the receipt or accrual of such indemnification payment (net of any deduction or other Tax benefit resulting from the Indemnified Party’s incurrence of the Losses for which the indemnification payments are being made), using the maximum applicable statutory rate (or, in the case of an item that affects more than one Tax, rates) of Tax and reflecting, for example, the effect of deductions available for Taxes such as state and local income Taxes.

7.8                                 Mitigation.  If an Indemnified Party has a meritorious right of recovery against one or more third parties (including any right of recovery under an insurance policy or indemnification arrangement) and it is reasonably likely that the pursuit of such right by the Indemnified Party will result in a recovery, the Indemnified Party must seek recovery in a commercially reasonable manner from such third party(ies) for so long as pursuit of such recovery remains commercially reasonable.  If an Indemnified Party receives payment in readily available funds from any third party in respect of any recovery sought in accordance with this Section 7.8, the funds actually received shall reduce the amount of Losses for purposes of determining the amount of the Indemnifying Party’s obligations under this ARTICLE 7.  In addition, if such funds are actually received by the Indemnified Party after any indemnity payment by the Indemnifying Party under this ARTICLE 7, the amount of the funds actually received, up to the amount previously paid by the Indemnifying Party, shall be paid over to the Indemnifying Party.  Notwithstanding any provision of this Section 7.8, this Section 7.8 shall in no manner limit an Indemnified Party’s rights under this ARTICLE 7 to (a) initiate, pursue or prosecute a claim against the Indemnifying Party, or (b) collect a recovery from the Indemnifying Party.

ARTICLE 8
TERMINATION OF AGREEMENT

8.1                                 Termination.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing:

(a)                                  by the mutual written agreement of Seller and Buyer;

(b)                                 by Buyer or Seller if the Closing shall not have occurred by September 30, 2005; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)                                  by Buyer or Seller if (i) there shall be a final non-appealable order of any court in effect preventing consummation of the transactions contemplated hereby, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal;

(d)                                 by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority, which would (i) prohibit Buyer’s ownership or operation of any portion of the Business or the Acquired Assets or (ii) compel Buyer to dispose of or hold separate all or any portion of the Business or the Acquired Assets as a result of the transactions contemplated hereby;

(e)                                  by Buyer if Buyer is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement such that the conditions set forth in Section 6.2 would not be satisfied and such breach has not been cured within 20 Business Days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f)                                    by Seller if Seller is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Section 6.3 would not be satisfied and such breach has not been cured within 20 Business Days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

8.2                                 Effect of Termination.  If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or securityholders, other than the provisions of Section 5.3, Section 5.15, this Section 8.2 and ARTICLE 9 hereof.  Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

ARTICLE 9
MISCELLANEOUS

9.1                                 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

If to Seller:

S2 Systems, Inc.
c/o Baker Capital Corp.
540 Madison Avenue
New York, NY  10022
Facsimile:  (212) 486-0660
Attention:  Jon Grabel

With a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
2001 Ross Avenue
Suite 700
Dallas, TX  75201
Facsimile:    (214) 661-4418
Attention:    Bill Howell

If to Buyer:

Transaction Systems Architects, Inc.
224 South 108th Avenue
Suite 7
Omaha, NE  68154
Facsimile:  (402) 390-8077
Attention:  Dennis P. Byrnes

With a copy (which shall not constitute notice) to:

Jones Day
2882 Sand Hill Road, Suite 240
Menlo Park, CA 94025
Facsimile:  (650) 739-3900
Attention:  Sean M. McAvoy

Any party hereto may change its address or facsimile number for the purposes of this Section 9.1 by giving notice as provided herein.

9.2                                 Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Collateral Agreements and the Confidentiality Agreement supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the Collateral Agreements and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, written or oral, with respect to the subject matter hereof.

9.3                                 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses, including fees of investment business, attorneys and accountants, incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, the Collateral Agreements and each of the other documents and instruments executed in connection herewith or therewith and in connection with the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

9.4                                 Waiver.  At any time prior to the Closing Date, any party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable Law.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

9.5                                 Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

9.6                                 No Third-Party Beneficiaries.  Except as provided in ARTICLE 7, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7                                 Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void, except that Buyer may assign any or all of its rights, interests and obligations under this Agreement (i) before or after the Closing, to any Affiliate and (ii) after the Closing, to any Person provided that any such Affiliate or Person, as applicable, agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment shall relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligations.  Without limiting the generality of the foregoing, if requested by Buyer, Seller agrees to cause the Business, the Acquired Assets and the Assumed Liabilities or, in each case, any portion thereof, at Closing to be transferred to any Subsidiary of Buyer as Buyer may direct.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

9.8                                 Arbitration; Dispute Resolution.

(a)                                  The parties agree to negotiate in good faith to resolve any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of this Agreement or the Collateral Agreements or otherwise arising out of, or in any way related to, this Agreement or the Collateral Agreements including any claim based on contract, tort, statute or constitution (a “Dispute”); provided that whether the parties negotiated in good faith to resolve any Disputes will not be an issue to be resolved in any forum.  In the event the parties are unable to resolve such Dispute, any party may demand that such Dispute be determined by arbitration conducted in English, and the place of such arbitration shall be Dallas, Texas.  Such arbitration shall be conducted before the American Arbitration Association (the “AAA”) and, except as otherwise provided herein, in accordance with the rules of the AAA in effect at the time of such arbitration, by, and all decisions and awards shall be rendered by, three arbitrators listed on the AAA roster, one appointed by Buyer, one appointed by the Seller and one appointed by the two arbitrators appointed by the parties (together the “Arbitration Panel”).

(b)                                 Except as provided in Section 9.8(g), all controversies, disputes and claims, including those involving non-monetary remedies, whether a dispute is an arbitrable dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 9.8, shall be determined by the Arbitration Panel in accordance with the rules of the AAA.

(c)                                  Any award rendered by the Arbitration Panel shall be final, binding and unappealable except as provided in the Federal Arbitration Act, 9 U.S.C. §1 et seq., and judgment may be entered on any such award by any state or federal court having competent jurisdiction.

(d)                                 The Arbitration Panel shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief.  The provisions of this Section 9.8 shall not apply to any dispute resolution between the parties conducted by the Reviewing Accountant pursuant to Sections 2.6 or 2.7.

(e)                                  In any arbitration pursuant to this Section 9.8, and before the Arbitration Panel establishes the facts of the case, each party shall be entitled to the timely production by the other party of relevant, non-privileged documents or copies thereof.  If the parties are unable to agree on the scope and/or timing of such document production, the Arbitration Panel shall have the power, upon application of any party, to make all appropriate orders for the production of documents by any party.

(f)                                    In any arbitration pursuant to this Section 9.8, and before the Arbitration Panel establishes the facts of the case, each party shall be entitled to examine witnesses by deposition to provide non-privileged testimony that is relevant to the controversies, claims or disputes at issue.  If the parties are unable to agree on the propriety of a deposition, or its scope and/or timing, the Arbitration Panel shall have the power, upon the application of any party, to make all appropriate orders in connection with a proposed deposition.

(g)                                 In any dispute under Sections 5.3 or 5.9 of this Agreement, any party hereto may, notwithstanding the other provisions of this Section 9.8, request at any time pending a final decision under this Agreement, a temporary restraining order, preliminary injunction and/or any other interim relief from any court of competent jurisdiction without thereby waiving its other rights under this Agreement or being in violation of this Section 9.8.

9.9                                 Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and will be interpreted so as reasonably to effect the intent of the parties hereto, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, invalid or unenforceable provision.

9.10                           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF DELAWARE, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

9.11                           WAIVER OF JURY TRIAL.  EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12                           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

9.13                           Time of Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.14                           Interpretation.  The parties have participated jointly in the negotiating and drafting of this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

S2 SYSTEMS, INC.

By:		/s/ Stephen J. Clarke
	Name:	Stephen J. Clarke
	Title:	President and Chief Executive Officer

TRANSACTION SYSTEMS ARCHITECTS, INC.

By:		/s/ Phillip G. Heasley
	Name:	Phillip G. Heasley
	Title:	President and Chief Executive Officer